UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )

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EXTERRAN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXTERRAN HOLDINGS, INC.

Dear Fellow Stockholder:

You are invited to attend the 2009 Annual Meeting of Stockholders of Exterran Holdings, Inc. on April 30, 2009, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

Your vote is important. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

We hope to see you at the 2009 Annual Meeting.

Sincerely,

Gordon T. Hall
Chairman of the Board

March 25, 2009

EXTERRAN HOLDINGS, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Holdings, Inc.:

The 2009 Annual Meeting of Stockholders of Exterran Holdings, Inc., a Delaware corporation, will be held at 1:00 p.m. local time on Thursday, April 30, 2009, at the corporate offices of Exterran located at 16666 Northchase Drive, Houston, Texas 77060, for the following purposes:

•	to elect ten directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for fiscal year 2009;

•	to approve Amendment No. 1 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan; and

•	to transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 5, 2009, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne
Secretary

Houston, Texas
March 25, 2009

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to be held on April 30, 2009

The Proxy Statement and annual report to stockholders are available at www.exterran.com.

2009 PROXY STATEMENT

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EXTERRAN HOLDINGS, INC.
16666 Northchase Drive
Houston, Texas 77060

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 30, 2009

GENERAL INFORMATION

The Board of Directors has sent these proxy materials to you to solicit your vote at the 2009 Annual Meeting of Stockholders (the “2009 Stockholders’ Meeting”). The meeting will begin promptly at 1:00 p.m. local time on Thursday, April 30, 2009, at Exterran’s corporate offices located at 16666 Northchase Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being sent to stockholders on or about March 25, 2009, and are accompanied by our 2008 Annual Report. Exterran Holdings, Inc., a Delaware corporation, is also referred to in this Proxy Statement as “we,” “us,” “our,” “Exterran” or the “Company.”

Agenda

The 2009 Stockholders’ Meeting will be held for the following purposes:

1. to elect ten directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Deloitte & Touche LLP as Exterran’s independent registered public accounting firm for fiscal year 2009;

3. to approve Amendment No. 1 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan; and

4. to transact such other business as may properly come before the meeting.

All of these items are discussed in more detail in this Proxy Statement.

Stockholders Entitled to Vote

Owners of Exterran’s common stock, $0.01 par value per share, as of the close of business on March 5, 2009, are entitled to receive notice of and to vote at the 2009 Stockholders’ Meeting. At the close of business on March 5, 2009, there were 62,295,595 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the 2009 Stockholders’ Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 16666 Northchase Drive, Houston, Texas 77060.

Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the 2009 Stockholders’ Meeting. Under our Second Amended and Restated Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a bank or broker, your broker is permitted to vote your shares on the election of directors and ratification of our independent registered public accounting firm even if the broker has not received instructions from you.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement.

Proposal	Required Vote

Proposal 1 — Election of ten members to the Board of Directors	A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board of Directors.
Proposal 2 — Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009	Ratification requires the affirmative vote of a majority of the shares of voting stock represented at the meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal.
Proposal 3 — Approval of Amendment No. 1 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan	Approval requires the affirmative vote of a majority of the votes cast and the total number of votes cast must represent over 50% of the total shares outstanding as of the record date. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares entitled to vote on the proposal, in which event the amendment would not be approved.

For any other matters that may be properly presented for consideration at the 2009 Stockholders’ Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2009 Stockholders’ Meeting.

401(k) Holdings

Shares of our common stock held through the Exterran Holdings, Inc. Retirement and Savings Plan will be voted by the plan participant as though such participant was a registered holder with respect to such shares of common stock allocated to the participant’s plan account.

How to Vote Your Proxy

Because many stockholders cannot attend the 2009 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

•	over the Internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the above methods. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Proxy Solicitation

This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, facsimile, or in person by our employees, who will not receive additional compensation for any such solicitation. Laurel Hill Advisory Group, LLC has been retained to assist in the solicitation of proxies at a fee of $7,500, plus reimbursement for out-of-pocket expenses. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Ten directors are nominated to be elected to the Board of Directors at the 2009 Stockholders’ Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Nominees for Director

Information concerning the name, age and background of each of the nominees for election to the Board of Directors is set forth below. Ages are stated as of March 5, 2009. Certain of the nominees listed below previously served as directors of Hanover Compressor Company (“Hanover”) or Universal Compression Holdings, Inc. (“Universal”) and were appointed to the Board of Directors of Exterran on August 20, 2007, the effective date of a series of mergers among Hanover, Universal and certain of its subsidiaries that resulted in Hanover and Universal becoming wholly owned subsidiaries of Exterran.

Janet F. Clark, 54, has served as a director since January 2003. Ms. Clark was appointed Executive Vice President and Chief Financial Officer of Marathon Oil Company (an international energy company) in January 2007, having served as Senior Vice President and Chief Financial Officer since January 2004. Prior to joining Marathon Oil, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company (a natural gas and oil exploration company) from December 2001 through December 2003, and as Executive Vice President, Corporate Development and Administration, and Senior Vice President and Chief Financial Officer of Santa Fe Snyder Corporation (subsequently merged into Devon Energy Corporation) and its predecessor, Santa Fe Energy Resources, Inc., from 1997 through 2000. Ms. Clark serves as a director of several non-profit organizations.

Ernie L. Danner, 54, has served as a director since our acquisition of Tidewater Compression Service, Inc. in 1998, and as President and Chief Operating Officer since October 2008. Prior to the merger of Universal and Hanover, Mr. Danner served in various positions of increasing responsibility at Universal from 1998 until 2007, including as an Executive Vice President from February 1998 to 2007 and Chief Operating Officer from July 2006 to August 2007. Prior to joining Universal, he served as Chief Financial Officer and Senior Vice President of MidCon Corp. (an interstate pipeline company and a wholly-owned subsidiary of Occidental Petroleum Corporation). Mr. Danner is a director of Exterran GP LLC, the managing general partner of Exterran Partners, L.P. (a master limited partnership in which we own a majority interest) and Copano Energy, L.L.C. (a natural gas gathering and processing company). Mr. Danner also serves as a director of Anchor Drilling Fluids, Inc. (a privately held company providing drilling fluid services to exploration and production companies), as a member of the Board of Trustees of the John Cooper School in The Woodlands, Texas and as an officer and director of certain majority-owned subsidiaries of Exterran.

Uriel E. Dutton, 78, has served as a director since February 2001, initially as a designee of WEUS Holding, Inc. following the acquisition of Weatherford Global Compression Services, L.P. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for over 50 years, where his practice focuses on real estate and oil and gas matters. Mr. Dutton also serves as director and Vice President of the M.D. Anderson Foundation (a charitable organization).

Gordon T. Hall, 49, has served as a director since March 2002 and Chairman of the Board since May 2005. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse First Boston (a brokerage services and investment banking firm). While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Mr. Hall was a director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for tubing and casing) until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc. (a drill technology and manufacturing company) until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall serves as a director of several non-profit organizations.

J.W.G. “Will” Honeybourne, 57, has served as a director since April 2006. Mr. Honeybourne has been Managing Director of First Reserve Corporation (a private equity firm) since January 1999, where he is responsible for deal origination, investment structuring and monitoring, focusing on the energy services and manufacturing sectors and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline-logging company). Mr. Honeybourne currently serves as a director of Acteon Group (a U.K.-based offshore and subsea services company), Red Technology Alliance (a First Reserve joint venture with Halliburton) and Abbott Group (a U.K.-based drilling company).

John E. Jackson, 50, has served as a director since July 2004. Mr. Jackson is Chairman, Chief Executive Officer and President of Price Gregory Services, Inc. (a pipeline-related infrastructure service provider in North America), a position he has held since February 2008. Prior to the merger of Universal and Hanover in August 2007, Mr. Jackson served as Hanover’s President and Chief Executive Officer from October 2004, having joined Hanover in January 2002 as Senior Vice President and Chief Financial Officer. Mr. Jackson is currently a director of Seitel Inc. (a provider of seismic data and geophysical expertise) and Encore Energy Partners GP LLC (the general partner of Encore Energy Partners, L.P., an oil and gas exploration and production partnership) and serves on the board of the Prison Entrepreneurship Program, a non-profit organization.

William C. Pate, 45, has served as a director since January 2007. Mr. Pate is Chief Investment Officer and a Managing Director of Equity Group Investments, L.L.C., or EGI (a private investment firm), and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI in 1994, Mr. Pate was an associate with The Blackstone Group (a global asset management and advisory services firm) and served in the mergers and acquisitions group of Credit Suisse First Boston (a brokerage services and investment banking provider). Mr. Pate also serves as a director of Covanta Holding Corporation and MiddleBrook Pharmaceuticals, Inc.

Stephen M. Pazuk, 65, has served as a director since February 2004. Mr. Pazuk is the Chief Financial Officer and Treasurer of Drive Thru Technology, Inc. (a provider of computer-based surveillance equipment, systems and monitoring), a position he has held since 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP (a global investment advisor) in June 2000. Mr. Pazuk started his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. Mr. Pazuk currently serves on the board of several privately-held companies.

Christopher T. Seaver, 60, has served as a director since October 2008. Mr. Seaver was appointed chairman of the board of Hydril Company in 2006, CEO and director in 1997 and president in 1993, and served in such capacities until the company’s acquisition by Tenaris S.A. and his retirement in May 2007. Mr. Seaver joined Hydril in 1985. He has been a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum Institute, and a director and chairman of the National Ocean Industries Association. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for Paul, Hastings, Janofsky & Walker, and was a Foreign Service Officer in the U.S. State Department, with postings in Kinshasa, Republic of Congo, and Bogota, Colombia. Mr. Seaver also serves on the board of directors of Oil States International, Inc. (a manufacturer and provider of services in support of oil and gas land drilling and deepwater production facilities) and is a director and officer of The Seaver Institute, a charitable trust.

Stephen A. Snider, 61, has served as director since our acquisition of Tidewater Compression Services, Inc. in 1998 and currently serves as Chief Executive Officer, having also served as President from August 2007 to October 2008. Prior to the merger of Hanover and Universal in August 2007, Mr. Snider held the positions of President, Chief Executive Officer and director of Universal since 1998, and he was appointed Chairman of Universal’s Board of Directors in April 2006. He has over 30 years of experience in senior management of operating companies. Mr. Snider also serves as Chief Executive Officer and director of Exterran GP LLC. Mr. Snider is on the board of directors of Energen Corporation (a diversified energy company focusing on natural gas distribution and oil and gas exploration and production) and the Memorial Hermann Hospital System and serves as an officer and director of certain majority-owned subsidiaries of Exterran.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF
DIRECTORS AND COMMITTEES OF THE BOARD

Governance

The Board of Directors (the “Board”) has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one-year terms. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and committee charters, which are reviewed by the Board annually and are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Director Independence

Exterran’s Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstances that have the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his or her immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of its members, which is based on applicable laws, regulations, Exterran’s Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled “Certain Relationships and Related Transactions” were reviewed by the Nominating and Corporate Governance Committee.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following directors are independent: Ms. Clark and Messrs. Dutton, Hall, Honeybourne, Pate, Pazuk and Seaver. Mr. Snider is not independent by virtue of his role as Chief Executive Officer of Exterran, Mr. Danner is not independent by virtue of his role as President and Chief Operating Officer of Exterran, and Mr. Jackson is not independent by virtue of his former role as an executive of Hanover.

Executive Sessions of the Board

Mr. Hall serves as Chairman of the Board and presides over the executive sessions of the Board, which are attended by non-management directors only and are held at every regularly scheduled Board meeting. The Board also holds at least one executive session each year in which only the independent members of the Board participate.

Communication with the Board

Stockholders may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. All written inquiries will be immediately forwarded to the Chairman of the Board. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our hotline at 1-800-281-5439 (within the U.S. and Canada) or 1-832-554-4859 (outside the U.S. and Canada).

Committees of the Board

Audit Committee

Purpose.  The Audit Committee has been appointed by the Board to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting. The Audit Committee operates under a Board-approved written charter, a copy of which is available as indicated in the section titled “— Governance” above.

Members.	Janet F. Clark (Chair) Gordon T. Hall William C. Pate Christopher T. Seaver

The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). No member of the Audit Committee serves on the audit committee of more than two other public companies. The Report of the Audit Committee is included in this Proxy Statement on page 14.

Compensation Committee

Purpose.  The Compensation Committee has been appointed by the Board to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting and retaining the executive talent required to achieve corporate objectives and linking pay and performance. The Compensation Committee operates under a Board-approved written charter, a copy of which is available as indicated in the section titled “— Governance” above.

Members.	J.W.G. (“Will”) Honeybourne William C. Pate Stephen M. Pazuk (Chair)

The Board has determined that each member of the Compensation Committee is independent. The Report of the Compensation Committee is included in this Proxy Statement on page 43.

Nominating and Corporate Governance Committee

Purpose.  The Nominating and Corporate Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and review and implement our Corporate Governance Principles. The Nominating and Corporate Governance Committee operates under a Board-approved written charter, a copy of which is available as indicated in the section titled “— Governance” above.

Members.	Uriel E. Dutton (Chair) J.W.G. (“Will”) Honeybourne Christopher T. Seaver

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Attendance at Meetings

The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during 2008:

Board	8
Board Action by Unanimous Written Consent	4
Audit Committee	5
Compensation Committee	7
Compensation Committee Action by Unanimous Written Consent	2
Nominating and Corporate Governance Committee	3

We expect members of the Board to attend all meetings. The directors standing for re-election attended, as a group, 98% of the meetings of the Board and Board committees on which they served during calendar year 2008. Each director standing for re-election attended at least 92% of the meetings of the Board and Board committees on which he or she served during 2008. Directors are also encouraged to attend the annual meeting of stockholders, and in 2008 all of our directors attended the meeting.

Director Qualifications and Nominations

Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2010 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 56, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. See the section titled “General Information — 2010 Annual Meeting of Stockholders.”

Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board. The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by law, regulation or the rules of the NYSE, our certificate of incorporation and bylaws and our Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the last completed fiscal year were Messrs. Honeybourne, Pate and Pazuk. There are no matters relating to interlocks or insider participation that we are required to report.

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 5, 2009. Certain of our executive officers also serve as officers of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own a majority interest (the “Partnership”). Information concerning the business experience of Messrs. Danner and Snider is provided under the Section titled “— Nominees for Director” beginning on page 3 of this Proxy Statement.

J. Michael Anderson, 46, is Senior Vice President, Chief Financial Officer and Chief of Staff. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively. Prior to the merger of Hanover and Universal, Mr. Anderson was Senior Vice President and Chief Financial Officer of Universal, a position he assumed in March 2003. Mr. Anderson held various positions with Azurix Corp. (a water and wastewater utility and services company), including as Chief Financial Officer and later as Chairman and Chief Executive Officer. Prior to that time, he spent ten years in the Global Investment Banking Group of J.P. Morgan Chase & Co., where he specialized in merger and acquisitions advisory services. Mr. Anderson also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

Kenneth R. Bickett, 47, is Vice President — Finance and Accounting. He also serves as Vice President and Controller of Exterran GP LLC, a position he has held since June 2006. Prior to the merger of Hanover and Universal and from July 2005, Mr. Bickett served as Vice President, Accounting and Corporate Controller of Universal. Mr. Bickett previously served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. from 1998, most recently as Vice President and Controller. Mr. Bickett also serves as an officer of certain other Exterran majority-owned subsidiaries.

D. Bradley Childers, 44, is Senior Vice President. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and May 2008, respectively, and as President, North America of Exterran Energy Solutions, L.P., a position he has held since March 2008. From August 2007 through March 2008, Mr. Childers served as Exterran’s Senior Vice President, Corporate Development. Prior to the merger of Hanover and Universal, Mr. Childers was Senior Vice President of Universal and President of the International Division of Universal Compression, Inc., Universal’s wholly owned subsidiary, positions he held from July 2006. Previously, he served as Senior Vice President, Business Development, General Counsel and Secretary of Universal beginning in April 2005 and as Senior Vice President, General Counsel and

Secretary of Universal beginning in September 2002. Prior to joining Universal, he held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002, including Vice President, Business Development at Occidental Oil and Gas Corporation and corporate counsel. Mr. Childers also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

Joseph G. Kishkill, 44, is Senior Vice President.  He also serves as President, Latin America of Exterran Energy Solutions, L.P., a position he has held since March 2008. Prior to the merger of Hanover and Universal in August 2007, Mr. Kishkill held the position of Vice President, Latin America with Universal Compression Argentina S.A. (a wholly owned subsidiary). Mr. Kishkill joined Universal in 2002 as a General Manager in South America. Mr. Kishkill held positions of increasing responsibility with Enron Corporation from 1990 to 2001, advancing to Chief Executive Officer for South America. During his career, Mr. Kishkill has been based in Brazil and Argentina and has provided management services for energy projects and pipelines throughout South America. Mr. Kishkill also serves as an officer of certain other Exterran majority-owned subsidiaries.

Norman A. “Norrie” Mckay, 49, is Senior Vice President. He also serves as President, Eastern Hemisphere of Exterran Energy Solutions, L.P., a position he has held since March 2008. Mr. Mckay held the position of Senior Vice President, Eastern Hemisphere with Hanover from July 2006 until Hanover’s merger with Universal in August 2007. He joined Hanover as a Vice President in May 2005. From 1981 to May 2005, Mr. Mckay served in a variety of engineering and management positions of increasing responsibility with Schlumberger Ltd. (a global oilfield services provider) and its affiliates. During his career, Mr. Mckay has been based in Houston as well as a number of international locations, including Bolivia, Italy, Libya, France, Mexico, Venezuela, United Kingdom and, currently, Dubai. Mr. Mckay also serves as an officer of certain other Exterran majority-owned subsidiaries.

Steven W. Muck, 56, is Senior Vice President, Global Human Resources. Prior to the merger of Hanover and Universal, Mr. Muck served as Vice President, Global Human Resources and Health, Safety and Environment of Hanover since July 2006, having served as Vice President, Latin America since May 2005. Mr. Muck joined Hanover in 2000 as Vice President, International Operations. From 1997 to 2000, Mr. Muck served as Vice President of Worldwide Operations of Dresser-Rand Compressor Services (a provider of equipment to the oil, gas and chemical industries). In addition, Mr. Muck held positions in sales, marketing and operations with Dresser-Rand and its predecessor, Ingersoll Rand, from 1975 to 1997. Mr. Muck also serves on the board of directors of the Greenspoint District (a private real estate development and management organization) and as an officer of certain other Exterran majority-owned subsidiaries.

Daniel K. Schlanger, 35, is Senior Vice President, Operations Services. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively, and served as Chief Financial Officer of Exterran GP LLC from June 2006 through March 2009. From May 2006 until the merger of Hanover and Universal, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc. (a wholly owned subsidiary of Universal). From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector. Mr. Schlanger also serves as an officer of certain other Exterran majority-owned subsidiaries.

Donald C. Wayne, 42, is Senior Vice President, General Counsel and Secretary. He also serves as Senior Vice President and General Counsel of Exterran GP LLC, a position he has held since August 2006. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Exterran majority-owned subsidiaries.

BENEFICIAL OWNERSHIP OF COMMON STOCK

5% Stockholders

The following table provides information about beneficial owners, known by us as of March 5, 2009, of more than 5% of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class(1)

The Baupost Group, L.L.C.	4,928,925	(2)	7.9%
10 St. James Avenue, Suite 1700
Boston, Massachusetts 02166
EGI-HC, L.L.C.	3,117,840	(3)	5.0%
Two North Riverside Plaza, Suite 600
Chicago, Illinois 60606
FMR LLC	9,698,426	(4)	15.6%
82 Devonshire Street
Boston, Massachusetts 02109
Franklin Resources Inc.	6,467,361	(5)	10.4%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078

(1)	Reflects shares of common stock beneficially owned as a percentage of 62,295,595 shares of common stock outstanding.

(2)	Based solely on a review of the Schedule 13G filed by The Baupost Group, L.L.C. (“Baupost”) on February 12, 2009. Baupost is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships.

(3)	Based solely on a review of the Schedule 13D/A jointly filed by EGI-HC, L.L.C., EGI-EXH, L.L.C. (“EGI-EXH”), EGI-Fund (08-10) Investors, L.L.C. (“Fund 08-10”), EGI-Fund (05-07) Investors, L.L.C. (“Fund 05-07”), SZ Investments, L.L.C. (“SZI”) and Chai Trust Company, L.L.C. (“Chai Trust”) on March 12, 2009. Fund 08-10 is the managing member of EGI-EXH. SZI is the managing member of Fund 08-10 and Fund 05-07. SZI is indirectly owned by various trusts established for the benefit of Samuel Zell and his family (the “Trusts”). Chai Trust is the trustee of each of the Trusts. Fund 05-07 holds 1,674,479 shares of our common stock, over which Chai Trust, SZI and Fund 05-07 share voting power and dispositive power. Fund 08-10 directly holds 443,361 shares of our common stock, over which Chai Trust, SZI and Fund 08-10 share voting power and dispositive power. EGI-EXH holds 1,000,000 shares of our common stock, over which Chai Trust, SZI, Fund 08-10 and EGI-EXH share voting power and dispositive power.

(4)	Based solely on a review of the Schedule 13G/A jointly filed by FMR LLC, Edward C. Johnson III, Fidelity Management & Research Company (“Fidelity”) and Fidelity Leveraged Co Stock Fund on February 17, 2009. Fidelity, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 9,164,830 shares of our common stock as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson III and FMR LLC have sole dispositive power of such shares but not voting power. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The ownership of one investment company, Fidelity Leveraged Co Stock Fund, amounted to 3,835,627 shares of our common stock.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 528,996 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR LLC, through its control of PGATC, each has sole dispositive power over 528,996 shares and sole voting power over 501,063 shares.

FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 4,600 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson III, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals.

(5)	Based solely on a review of the Schedule 13G filed by Franklin Mutual Advisors, LLC (“FMA”) on January 15, 2009. The securities are beneficially owned by one or more open-ended investment companies or other managed accounts, which pursuant to investment management contracts, are managed by FMA, an indirect wholly owned subsidiary of Franklin Resources, Inc. Such investment management contracts grant to FMA all investment and voting power over the securities owned by such investment management clients. Therefore, FMA may be deemed to be the beneficial owner of the securities.

Officers and Directors

The following table provides information, as of March 5, 2009, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified on page 15 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each executive officer and director listed below is c/o Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060.

	Shares		Right to			Percent
	Owned	Restricted	Acquire	Indirect	Total	of
Name of Beneficial Owner	Directly(1)	Stock(2)	Stock(3)	Ownership	Ownership	Class

Non-Employee Directors
Janet F. Clark	5,898	11,477	33,500	—	50,875	*
Uriel E. Dutton	701	11,477	48,500	—	60,678	*
Gordon T. Hall	33,434	17,478	7,210	—	58,122	*
J.W.G. Honeybourne	2,800	11,477	11,000	—	25,277	*
John E. Jackson	7,855	11,477	27,846	48	47,226	*
William C. Pate(4)	2,764	12,495	—	—	15,259	*
Stephen M. Pazuk	6,171	12,495	5,200	—	23,866	*
Christopher T. Seaver	500	12,337	—	—	12,837
Officers
Stephen A. Snider	12,778	62,446	397,197	52,161	524,582	*
J. Michael Anderson	15,211	34,331	156,796	866	207,204	*
D. Bradley Childers	4,061	31,097	134,572	962	170,692	*
Ernie L. Danner	1,343	27,881	68,675	—	97,899
Brian A. Matusek(5)	23,200	—	—	—	23,200	*
Norman A. Mckay	25,805	—	6,771	—	32,576
All directors and executive officers as a group (18 persons)					1,487,246	2.4%

*	Less than 1%

(1)	Includes vested restricted stock awards and, where applicable, shares acquired under the Company’s Employee Stock Purchase Plan.

(2)	Restricted stock awards vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.

(3)	Includes (a) shares that can be acquired immediately or within 60 days of March 5, 2009 through the exercise of stock options; and (b) where applicable, through a distribution from Universal’s Employee Supplemental Savings Plan. The market closing price of our common stock on March 5, 2009 was $15.45.

(4)	Mr. Pate is Chief Investment Officer of Equity Group Investments, L.L.C. (“EGI”), but disclaims beneficial ownership of the shares that are owned by EGI. See footnote 3 of the table in “— 5% Stockholders” above.

(5)	Share ownership is based on information provided by Mr. Matusek. Mr. Matusek’s address is 16250 Port Northwest Drive, Houston, Texas 77041.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports with the SEC and NYSE and us to disclose their initial beneficial ownership of common stock and changes in such ownership. To our knowledge, based upon a review of such reports furnished to us and certifications from our directors and executive officers, we believe that during 2008, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2008. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We are submitting the selection of Deloitte for stockholder ratification at the 2009 Stockholders’ Meeting. A representative of Deloitte is expected to be present at the 2009 Stockholders’ Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on behalf of Exterran for calendar years 2007 and 2008:

Types of Fees	2008	2007
	(In thousands)

Audit fees(a)	$2,887	$2,945
Audit-related fees(b)	48	35
Tax fees(c)	268	1,033

Total fees:	$3,203	$4,013

(a)	Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements that we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.
(b)	Audit-related fees include fees billed by our independent registered public accounting firm related to employee benefit plan audits and consultations concerning financial accounting and reporting standards.
(c)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair are reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2008 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
FOR
THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at www.exterran.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment of internal controls over financial reporting with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management is responsible for the preparation of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee met and held discussions with management and Deloitte. Management represented to the Audit Committee that Exterran’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with Deloitte its independence from Exterran and its management, and Deloitte provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2008, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2009 be submitted to the stockholders for ratification.

Submitted by the Audit Committee
of the Board of Directors

Janet F. Clark, Chair
Gordon T. Hall
William C. Pate
Christopher T. Seaver

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our chief executive officer, chief financial officer and four other of our most highly compensated executive officers, including Mr. Matusek, whose employment with us concluded in August 2008 (our “Named Executive Officers”). This CD&A provides additional context for the numbers presented in the compensation tables that follow this discussion. For calendar year 2008, the following individuals comprised our Named Executive Officers:

•	Stephen A. Snider, Chief Executive Officer of Exterran Holdings

•	Ernie L. Danner, President and Chief Operating Officer of Exterran Holdings

•	J. Michael Anderson, Senior Vice President, Chief Financial Officer and Chief of Staff of Exterran Holdings

•	D. Bradley Childers, Senior Vice President of Exterran Holdings and President, North America of Exterran Energy Solutions, L.P.

•	Norman A. Mckay, Senior Vice President of Exterran Holdings and President, Eastern Hemisphere of Exterran Energy Solutions, L.P.

•	Brian A. Matusek, former Senior Vice President and Chief Operating Officer of Exterran Holdings.

Compensation Committee Overview

The Compensation Committee is comprised of independent, non-employee directors and operates under a charter approved by the full Board of Directors, which is available on our website at www.exterran.com. The fundamental responsibilities of the Compensation Committee are to:

•	establish compensation programs that are consistent with our compensation philosophy and values and serve to align the interests of management with our stockholders;

•	review the Chief Executive Officer’s performance and approve the annual salary, annual performance-based compensation and long-term incentive opportunities for the Chief Executive Officer and other executive officers;

•	provide oversight of management’s decisions concerning the compensation of other officers and employees;

•	review and approve any employment, severance arrangement and change of control agreement entered into with the Chief Executive Officer and other members of senior management;

•	administer our long-term incentive plan;

•	produce the Compensation Committee report included in this Proxy Statement;

•	oversee regulatory compliance with respect to compensation matters; and

•	review and recommend to the full Board of Directors the annual compensation for non-employee directors.

Compensation Philosophy and Objectives

We and the Compensation Committee believe that compensation programs play a vital role in attracting and retaining people with the level of expertise and experience needed to help achieve the business objectives that ultimately drive both short- and long-term success and stockholder value. To attract, retain and motivate an effective management team, the Compensation Committee has guided management in developing a compensation program linking pay and performance in a manner consistent with our corporate values. These values include the recognition of the importance of retaining talented employees and fostering an entrepreneurial spirit within an environment of well-reasoned risk-taking to achieve consistent growth, profitability and return for our stockholders.

Our philosophy is to provide total compensation to our management that is competitive with that of similarly-sized companies across a variety of industries and within the oilfield services sector by targeting cash compensation at the 50th percentile of those groups and by targeting equity compensation at the 50th to 75th percentile of those groups, as further described below in the section entitled “— How Our Compensation Committee Determines Executive Compensation.” The combination of these target percentiles positions our executives’ compensation competitively relative to the market.

We also emphasize at-risk compensation as an important component of our overall compensation philosophy. More than half of our Named Executive Officers’ compensation for 2008 was “at risk.” This is consistent with our emphasis on a pay for performance philosophy and is intended to focus executives and key employees on our short-term goal of profitability as well as our long-term strategic goals of sustained growth and enhanced stockholder value.

During 2008, we experienced an increased level of competition in the marketplace for highly qualified personnel due to a shortage of talent available within the oilfield services industry. The hiring and retention of experienced managers and individuals with the technical skills necessary for our successful operation became a key focus of senior management and the Compensation Committee, and our compensation practices during 2008 reflected an effort to attract and retain those individuals with the skills and experience necessary to generate improved operating results and long-term stockholder value. With the deterioration of the financial markets in late 2008, retention issues became less significant and the Compensation Committee focused on developing a compensation program for 2009 that would continue to further the compensation philosophies described in this section and take into account the recent uncertainty and volatility in the financial and energy markets.

Elements of Compensation

Our executive compensation programs are managed from a “total rewards” perspective, with consideration given to each of the following components:

•	base salary;

•	annual performance-based incentives;

•	long-term incentives; and

•	other compensation and benefit programs.

In addition to base salaries and annual incentive bonuses, our U.S. and certain of our international employees are provided and share in the cost of customary health and welfare benefits and are eligible to participate in the Exterran 401(k) Plan and the Exterran Employee Stock Purchase Plan. In addition, certain employees are also eligible to participate in the Exterran Deferred Compensation Plan. An employee whose employment is terminated due to a change of control or reduction in workforce is eligible to receive severance benefits, and certain executive officers, including our Named Executive Officers, have been provided with change of control arrangements, as further described below. Employees who are asked to relocate outside of their home country are provided with an expatriate compensation package, which generally includes assistance with housing, auto and education expenses and, where applicable, a cost of living adjustment. Information on the compensation paid to our Named Executive Officers can be found in tabular format in the Summary Compensation Table on page 31 of this Proxy Statement.

Role of Our Compensation Consultant

The chairman of our Compensation Committee, with the Compensation Committee’s authorization, entered into an agreement for Towers Perrin LLC to act as an independent third-party consultant to the Compensation Committee. Towers Perrin has been directed by our Compensation Committee to:

•	provide a competitive review of executive compensation, including base salary, annual incentives, long-term incentives and total direct compensation, in the marketplace (including data from our peer group as selected by the Compensation Committee and identified below under “How our Compensation Committee Determines Executive Compensation”), the oilfield services industry and publicly traded companies across industries;

•	model estimated long-term incentive awards for executives, directors and other eligible employees under various stock price scenarios and mixes of long-term incentive mechanisms; and

•	provide the Compensation Committee and management with information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration.

The scope of Towers Perrin’s compensation review includes an analysis of competitive factors in the marketplace and further takes into consideration our financial plans, strategic direction, organizational structure and compensation philosophy.

Role of Our Executive Officers in Compensation Decisions

The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with our business strategies;

•	compiling, preparing and distributing materials for Compensation Committee review and consideration, including market data;

•	recommending corporate performance goals on which performance-based compensation will be based; and

•	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the performance of each of his direct reporting officers. His recommendations with respect to salary adjustments, annual cash incentives and equity awards are based on these performance reviews and are then presented to the Compensation Committee for consideration. The Compensation Committee determines the compensation of our executive officers in its discretion, taking into account the recommendations of our Chief Executive Officer and other data and materials made available to the Compensation Committee.

How Our Compensation Committee Determines Executive Compensation

In determining the appropriate levels of compensation, including total direct compensation and its principal components, for our executive officers, the Compensation Committee reviewed general industry (as defined below) and oilfield services-specific data and analyses provided by Towers Perrin, as well as data contained in the proxy statements of the oilfield services companies selected for our peer group. In this section we describe how our Compensation Committee determines executive compensation, including the role of each of these three sets of external data.

Towers Perrin provided the Compensation Committee with comparative compensation data from companies across a variety of industries (which we refer to as the “general industry”), totaling in excess of 750 companies, which was then regressed for companies with annual revenue of approximately $3 billion. In addition, the Compensation Committee considered survey data from the oilfield services industry provided by Towers Perrin. This data included the following 15 companies with a median revenue of $2.3 billion: Atwood

Oceanics, Inc., Baker Hughes Incorporated, Bristow Group Inc., Cameron International Corporation, Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Global Industries, Ltd., Halliburton Company, Helmerich & Payne, Inc., Noble Corporation, Oil States International, Inc., Pride International, Inc., Rowan Companies, Inc., Schlumberger Limited and Transocean Inc. The Compensation Committee used this data both to consider overall trends in executive compensation and to target executive cash compensation at the 50th percentile and long-term incentive compensation at the 50th to 75th percentile. Actual cash and long-term incentive compensation during 2008 for our Named Executive Officers as a group approximated the median of the survey data evaluated by the Compensation Committee.

The Compensation Committee believes the combination of this general industry data and oilfield services data provides a broad-based view of executive compensation across multiple industry segments based on similar company size and executive compensation practices. This provides valuable information for structuring an executive compensation program that is generally competitive, allows the Compensation Committee to identify a target compensation range and appropriately position executive compensation within that target range, as indicated above, and provides the data necessary to support individual compensation decisions for comparable positions in the general and oilfield services industries.

The Compensation Committee also uses executive compensation data published in the proxy statements of our peer group as an additional source of information in assessing whether our executive compensation program is appropriately positioned and competitive based on our industry and size. In addition, since we compete with our peer group for managers with oilfield services experience and talent, this data is used to determine if our compensation program provides an adequate retention feature. For 2008, the Compensation Committee identified our peer group as consisting of the following companies:

•	BJ Services Company

•	Cameron International Corporation

•	FMC Technologies, Inc.

•	Grant Prideco, Inc.

•	Natco Group Inc.

•	National Oilwell Varco, Inc.

•	Smith International, Inc.

For 2009, the Compensation Committee determined to use an expanded peer group because it believes that a greater diversity of oilfield services companies will provide a more enhanced overview of compensation. The 2009 peer group, which follows, was selected so that we are positioned at the median in terms of revenue for the year ended December 31, 2007. This peer group includes companies with a larger range of revenues and with both domestic and international operations, and reflects more completely those companies with which we compete for technical and managerial talent.

•	Baker Hughes Incorporated

•	BJ Services Company

•	Cameron International Corporation

•	Chicago Bridge & Iron Company N.V.

•	Complete Production Services, Inc.

•	Dresser-Rand Group Inc.

•	FMC Technologies, Inc.

•	Gardner Denver, Inc.

•	Key Energy Services, Inc.

•	McDermott International, Inc.

•	Natco Group Inc.

•	National Oilwell Varco, Inc.

•	Noble Corporation

•	Oil States International, Inc.

•	Patterson-UTI Energy, Inc.

•	Pride International, Inc.

•	Rowan Companies, Inc.

•	Smith International, Inc.

•	Superior Energy Services, Inc.

•	Weatherford International Ltd.

In addition to its review of competitive market data relative to the general industry, oilfield services industry and our peer group, on a periodic basis, the Compensation Committee reviews each executive officer’s current and past total compensation, including a three year look-back at base salary, short-term incentive pay, the value of long-term incentives and payouts in the event of a termination following a change of control. In its most recent review of executive compensation, in February 2009, the Compensation Committee considered our relative performance under rapidly changing market conditions, and, taking into account the recommendations of our Chief Executive Officer with respect to each executive officer other than himself (as described above), it focused on each executive officer’s performance within that officer’s scope of responsibilities, our strategic initiatives and that officer’s ability to contribute to those initiatives, and his future potential and experience, with no specific weighting assigned to any of these factors.

Each of the compensation components provided to executive officers and key employees is further described below.

Base Salaries

2008.  Our Compensation Committee has determined that, to attract and retain sufficient talent, base pay generally should be set near the median of that for similarly-sized companies in the general industry and the oilfield services industry, as described above. In addition to considering market comparisons in making salary decisions, the Compensation Committee exercises judgment and discretion based upon each executive’s level of responsibility, individual skills, experience in the executive’s current role, the executive’s expected future role, performance, and external factors involving competitive positioning and general economic conditions. No specific formula is applied to determine the weight of each of these factors. Performance evaluations are conducted during the first quarter of each year and the resulting adjustments in base salaries generally are effective shortly thereafter.

In February 2008, the Compensation Committee approved the following adjustments, effective in April 2008, to the annual base salaries of our Named Executive Officers, which took into account the factors described above in the context of a larger organization after the merger of Universal and Hanover in August 2007 and each executive’s level of increased responsibility within the larger organization:

		Amount of
		Increase	New
		Over 2007	Base
		Base Salary	Salary
Officer	Title	($)	($)

Stephen A. Snider(1)	Chief Executive Officer	28,000	600,000

Ernie L. Danner(2)	President and Chief Operating Officer	—	450,000

J. Michael Anderson	Senior Vice President and Chief Financial Officer	33,000	355,000

D. Bradley Childers	Senior Vice President	28,000	340,000

Norman A. Mckay(3)	Senior Vice President	10,200	350,200

Brian A. Matusek	Former Senior Vice President and Chief Operating Officer	35,000	375,000

(1)	Mr. Snider’s title was President and Chief Executive Officer when these salary adjustments were made in April 2008. He ceased serving as President in October 2008, concurrent with Mr. Danner’s assumption of the role of President and Chief Operating Officer.

(2)	Upon his election as our President and Chief Operating Officer in October 2008, the Compensation Committee set Mr. Danner’s annual base salary at $450,000.

(3)	Mr. Mckay received an increase to his annual base salary in April 2008; however, this increase was approved by Mr. Snider rather than the Compensation Committee, as Mr. Mckay was not an executive officer at that time.

2009.  In late 2008, our management and the Compensation Committee considered the level of uncertainty in the oil and gas industry created by the financial crisis. In January 2009, our management and the Compensation Committee suspended 2009 merit increases in base salary for our executives (including our Named Executive Officers) and employees and indicated that decision would be re-evaluated based on a mid-year review of our performance relative to our business plan.

Annual Performance-Based Incentive Compensation

2008.  In January 2008, our Compensation Committee adopted the Exterran Annual Performance Pay Plan (the “APPP”) to provide the short-term incentive compensation element of our total direct compensation program. Under the APPP, each Named Executive Officer was eligible to receive an annual cash award based on our level of achievement of specified corporate performance objectives established by the Compensation Committee for fiscal year 2008, as well as the individual Named Executive Officer’s performance assessment, determined primarily through his performance evaluation for that year. The amount of each Named Executive Officer’s award under the APPP for 2008 was to be calculated by multiplying (i) a target percentage of his base salary by (ii) the level of our achievement of the applicable corporate performance measures (ranging from 0% to 200% of the target performance level) by (iii) his individual performance coefficient (ranging from 0% to 125%) for the year.

In determining the target 2008 bonus opportunity for each Named Executive Officer, the Compensation Committee considered his relative responsibility, his role in continuing our integration subsequent to the August 2007 merger of Hanover and Universal and his potential impact on the achievement of our performance goals. Those bonus targets, expressed as a percentage of each Named Executive Officer’s base salary for 2008, were as follows:

		2008	2008
		Bonus	Bonus
		Target	Target
Executive Officer	Title	(%)	($)

Stephen A. Snider	Chief Executive Officer	100	600,000
Ernie L. Danner(1)	President and Chief Operating Officer	80	90,000
J. Michael Anderson	Senior Vice President and Chief Financial Officer	70	248,500
D. Bradley Childers	Senior Vice President	70	238,000
Norman A. Mckay	Senior Vice President	50	175,000
Brian A. Matusek(2)	Former Senior Vice President and Chief Operating Officer	70	—

(1)	Mr. Danner’s actual payout under the 2008 APPP was prorated for the period from October 2008, the month when he commenced service as our President and Chief Operating Officer, through December 31, 2008.

(2)	Mr. Matusek was not eligible for a payout under the APPP because his employment with us concluded in August 2008.

For each 2008 company performance measure, there were three possible levels of attainment: threshold (50% of objective), target (100% of objective) and maximum (200% of objective). No awards were made for any performance measure for which the threshold was not met; awards were prorated for performance between the threshold and maximum levels.

The following table shows the corporate measures under the APPP adopted by the Compensation Committee, and the results achieved under those measures, for the year ended December 31, 2008 (dollars in millions; horsepower in thousands):

	Incentive	Threshold	Target	Maximum		Computed
Incentive Measure	%	50%	100%	200%	Results	Payout

Corporate TRIR(1)	10%	1.35	1.20	1.00	1.05	175%
Corporate EBITDA(2)	40%	$815	$903	$1,000	$754	0%
Cumulative Merger Synergies	20%	$50	$66	$86	$77	155%
North America Contracted HP Growth(3)		(100)	110	210	(185)	0%
and/or	30%
International Bookings(4)		$500	$700	$900	$647	88%

(1)	Refers to the incident rate for both recordable injuries and lost time accidents for all employees worldwide.

(2)	Corporate EBITDA is defined for purposes of the APPP as net income plus income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, foreign currency gains or losses, impairment charges, merger and integration expenses, minority interest, excluding non-recurring items, and extraordinary gains or losses.

(3)	Refers to growth in U.S. working horsepower from year to year. The weighting for this measure is 30% for North America regional employees and 15% for corporate employees.

(4)	Refers to bookings made outside the United States and Canada related to product sales and new contract operations projects. The weighting for this measure is 30% for Latin America and Eastern Hemisphere regional employees and 15% for corporate employees.

Based on our performance as of December 31, 2008, the payout as computed under the APPP for each Named Executive Officer would have been approximately 62% of his 2008 bonus target. In its discretion, the Compensation Committee made adjustments to the weightings of the incentive measures to better reflect the relative importance of each of these measures to our performance in 2008. As a result of these adjustments, the payout for each Named Executive Officer was reduced to approximately 59% of his 2008 bonus target. Finally, the Compensation Committee considered whether to make an individual adjustment to each Named Executive Officer’s 2008 APPP award based on a subjective review of each executive officer’s performance within his scope of responsibilities and, taking into account the recommendations of our Chief Executive Officer with respect to each executive officer other than himself, as described above, determined not to make any individual adjustment. The following payout amounts were approved by the Compensation Committee and were applied to our Named Executive Officers as indicated:

2008 Bonus
Executive Officer	($)

Stephen A. Snider	352,800
Ernie L. Danner(1)	52,900
J. Michael Anderson	146,100
D. Bradley Childers	139,900
Norman A. Mckay	102,900
Brian A. Matusek(2)	—

(1)	Mr. Danner’s payout under the 2008 APPP was prorated for the period from October 2008, the month during which he commenced service as our President and Chief Operating Officer, through December 31, 2008.

(2)	Mr. Matusek was not eligible for a payout under the APPP because his employment with us concluded in August 2008.

2009.  In February 2009, the Compensation Committee adopted a short-term incentive program (the “Incentive Program”) to provide the short-term incentive compensation element of our total direct compensation program for this year. Under the Incentive Program, which replaces the APPP for 2009, each Named Executive Officer will be eligible to receive an annual cash award based on the Compensation Committee’s assessment of our performance for 2009 relative to key business activities and key business indicators listed below, as well as one or more of the following items that the Compensation Committee may choose to consider, in its discretion:

•	our performance relative to our business plan;

•	existing or anticipated financial, economic and industry conditions; and

•	such other factors or criteria as the Compensation Committee, in its discretion, deems appropriate.

The key business activities and key business indicators relate to the following in 2009:

•	Employee training and development;

•	Efficient management of our idle assets;

•	Financial and shareholder returns;

•	Project management; and

•	Safety.

The Compensation Committee intends to award performance-based short-term incentive compensation for 2009 under the Incentive Program based on the Compensation Committee’s assessment, with input from management, of our performance based on the criteria listed above, as well as each executive officer’s individual contribution toward those criteria. No specific weight will be assigned to any particular Company performance or individual level of contribution, and, with respect to a performance-based award to be made to a particular executive officer, no specific weight will be made as between Company performance and individual contribution.

Each executive officer’s target bonus payment under the Incentive Program will be a specified percentage of that individual’s base salary, and each executive officer’s actual bonus payment may be paid out at a level of 0% to 200% of target bonus based on Company performance, as may be adjusted based on individual performance, in each case based on the Compensation Committee’s determination, in its discretion and with input from management, of the level of attainment of applicable Company and individual performance. The Compensation Committee considered the relative responsibility of each executive officer and his potential impact on the achievement of our performance criteria in determining the target 2009 bonus opportunity for each of the Named Executive Officers (expressed as a percentage of each Named Executive Officer’s base salary for 2009), which is as follows:

		2009 Bonus
		Target
Executive Officer	Title	(%)

Stephen A. Snider	Chief Executive Officer	100	(1)
Ernie L. Danner	President and Chief Operating Officer	80
J. Michael Anderson	Senior Vice President and Chief Financial Officer	70
D. Bradley Childers	Senior Vice President	70
Norman A. Mckay	Senior Vice President	70

(1)	Mr. Snider’s actual payout under the Incentive Program for 2009 will be prorated for the period from January 1, 2009 through the date of his planned retirement by June 30, 2009.

We anticipate that awards under the Incentive Program for the year ending December 31, 2009 will be determined and paid in the first quarter of 2010.

We have not disclosed target levels with respect to the key business activities and indicators described above because we believe such disclosure would provide third parties with information that would cause us competitive harm. In particular, the target performance levels for the key business activities and indicators are based on our strategic business plan and reflect confidential business information. These targets are derived from internal analyses and projections of our performance, reflecting our business strategy for the current year. Because these targets were developed strictly for internal planning purposes and their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential planning process and strategies that could cause us substantial competitive harm, we do not disclose these targets publicly. Also, the Compensation Committee has reserved the right to modify the target levels of one or more of these criteria in its discretion based on internal and external developments during the course of 2009.

The target levels with respect to the key business activities and indicators described above generally reflect levels that the Compensation Committee considers sufficiently aggressive but achievable based on the underlying operating assumptions. The Compensation Committee believes that these targets were set at levels such that achievement of the target levels will require significant effort on the part of our executive officers and that payment of the maximum amounts would reflect results substantially in excess of expectations. The Compensation Committee believes that our performance goals for 2009 generally are similar to those set for 2008 in terms of the difficulty of achievability at target levels. As described above, two of our performance goals for 2008 (Consolidated EBITDA and North America Contracted Horsepower Growth) were not achieved at threshold levels, and one performance goal (International Bookings) was achieved above threshold but below target level.

Long-Term Incentive Compensation

2008.  Our Compensation Committee and management believe that our executive officers and other key employees should have an ongoing stake in our success and that these individuals should have a meaningful portion of their total compensation tied to the achievement of our strategic objectives and long-term financial and operational performance. In considering the composition of the long-term incentive awards (“LTI Awards”) for 2008, the Compensation Committee also considered the need to enhance retention of executives and key employees in light of the vesting of those individuals’ pre-2007 equity awards upon the August 2007 merger of Hanover and Universal. Based on this review, the Compensation Committee established the mix of 2008 long-term incentive awards for our executive officers generally to consist of 45% Exterran restricted stock, 45% Exterran stock options and 10% phantom units of the Partnership, or a combination of the foregoing to certain other key employees. Approximately 46% to 59% of the aggregate amounts of the 2008 LTI Awards to our Named Executive Officers reflects the Compensation Committee’s intent to strengthen the equity-based incentive compensation element for our Named Executive Officers in light of the accelerated vesting of certain of their outstanding incentive-based equity awards in connection with the merger. Our Compensation Committee believes that:

•	grants of stock options provide an incentive to our key employees and executive officers to work toward our long-term performance goals, as the benefit will increase only if and to the extent that the value of our common stock increases;

•	grants of restricted stock not only provide an incentive to our key employees and executive officers to work toward long-term performance goals, but also serve as a retention tool; and

•	grants of Partnership phantom units with tandem distribution equivalent rights (“DERs”) serve to emphasize our growth objectives with respect to the Partnership. Such grants were made from the Exterran Partners, L.P. Long-Term Incentive Plan (“Partnership Plan”), which is solely administered by the compensation committee of Exterran GP LLC, the general partner of the Partnership’s general partner. DERs are the right to receive cash distributions that are provided to all common unitholders, subject to the same vesting restrictions and risk of forfeiture applicable to the underlying grant.

2009.  In considering the composition of the LTI Awards for 2009, the Compensation Committee applied the same philosophies discussed above for 2008, except that for 2009 the Compensation Committee did not emphasize strengthening the equity-based incentive compensation element for the Named Executive Officers in light of the accelerated vesting of certain of their outstanding incentive-based equity awards in connection with the merger in 2007. Based on these philosophies, the Compensation Committee established the mix of 2009 LTI Awards for our executive officers (including our Named Executive Officers) to consist of 45% Exterran restricted stock, 45% Exterran stock options and 10% phantom units of the Partnership, or a combination of the foregoing to certain other key employees.

Any award of equity is considered effective, and a value is assigned based on the closing market price of our common stock, on the date of Compensation Committee or Board approval. The Compensation Committee has also delegated limited authority to our Chief Executive Officer to grant off-cycle equity awards, with the following restrictions:

•	Equity grants are limited to an aggregate value of $1.0 million per quarter, based on the grant date fair market value;

•	The value of equity that can be awarded to any one individual is limited to $200,000, based on the grant date fair market value;

•	Full value awards will vest over a minimum of three years;

•	No grants will be made to a Section 16 officer;

•	No grants will be made retroactively; and

•	All grants are required to be regularly reported to the Compensation Committee.

During 2008, our Chief Executive Officer granted an aggregate of 4,445 stock options and 30,208 shares of restricted stock to our employees pursuant to this delegation of authority by the Compensation Committee.

Other Compensation Programs

401(k) Retirement and Savings Plan

The Exterran 401(k) Plan provides employees, including our Named Executive Officers, the opportunity to defer up to 25% of their eligible salary, up to the Internal Revenue Service (“IRS”) maximum deferral amount, on a pre-tax basis. This is accomplished through contributions to an account maintained by an independent trustee. We match 100% of an employee’s contribution to a maximum of 1% of the employee’s annual eligible compensation, plus 50% of an employee’s contribution from 2% to a maximum of 5% of the employee’s annual eligible compensation. The employee directs how contributions to the 401(k) Plan are invested. Employees vest in our matching contributions after two years of service. The Exterran 401(k) Plan includes a sunset provision which requires that employees divest their Plan account of our common stock by December 31, 2010.

Employees’ Supplemental Savings Plan

Prior to the merger, Universal sponsored an Employees’ Supplemental Savings Plan (the “ESSP”), through which employees with an annual base salary of $100,000 or more, including certain of the Named Executive Officers, could defer up to 25% of their eligible salary on a pre-tax basis. The ESSP is a nonqualified, deferred compensation plan and participation was voluntary. Participants could also defer up to 100% of their incentive bonus in 25% increments. Universal’s policy was to provide matching contributions to the ESSP in the form of Universal common stock. Deferrals from bonuses were not eligible for the match. The match limits of 3% and 4.5% (based on company tenure) were aggregate amounts that included both the Universal 401(k) Plan and the ESSP match amounts. The ESSP was designed in part to provide a mechanism to restore qualified plan benefits that were reduced as a result of limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). It also enabled deferral of compensation that would otherwise be treated as excess employee remuneration by Universal within the meaning of Section 162(m) of the Code.

Effective January 1, 2008, the ESSP was amended to (i) change the plan sponsor to Exterran, (ii) freeze the ESSP with respect to new participation and contributions as of December 31, 2007 and (iii) fully vest the accounts of active participants as of that date. The ESSP is intended to be a “grandfathered” plan for purposes of Section 409A of the Code.

Deferred Compensation Plan

Under the Exterran Deferred Compensation Plan (the “Deferred Compensation Plan”), key management and highly compensated employees, including our Named Executive Officers, may (i) defer receipt of their compensation, including up to 100% of their salaries and up to 100% of their bonuses, and (ii) be credited with company contributions that are designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to qualified plan limits under the Code. We may, but have no obligation to, make discretionary contributions on behalf of a participant, in such form and amount as our Compensation Committee deems appropriate, in its sole discretion.

Participant elections with respect to deferrals of compensation and distributions generally must be made in the year preceding that in which the compensation is earned, except that our Compensation Committee may permit a newly eligible participant to make deferral elections up to 30 days after he or she first becomes eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is an “unfunded” plan for state and federal tax purposes, and participants have the rights of our unsecured creditors with respect to their Deferred Compensation Plan accounts.

Participants may elect to receive distributions of their accounts while still employed by us or upon the participant’s separation from service or disability, each as defined in the Deferred Compensation Plan, either in a lump sum or in two to 10 annual installments. Distributions will be made in cash, except that a participant may elect to have any portion of his or her account that is deemed invested in our common stock distributed in shares of common stock if the distribution is made prior to January 1, 2011.

Employee Stock Purchase Plan

The Exterran Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. Our Compensation Committee has determined that employees who elect to participate in the ESPP will initially have an option to purchase a share of our common stock at the lesser of (i) 85% of the fair market value of a share of common stock on the offering date or (ii) 85% of the fair market value of a share of common stock on the purchase date. The initial offering period commenced on October 1, 2007, and offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 650,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. At December 31, 2008, 574,010 shares remained available for purchase under the ESPP.

Amended and Restated 2007 Stock Incentive Plan

The Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Stock Incentive Plan”) is administered by our Compensation Committee and authorizes the issuance of awards, at the discretion of our Compensation Committee, of stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our directors and employees and employees of our subsidiaries. A maximum of 4,750,000 shares of our common stock is available for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by Universal’s and Hanover’s stockholders in connection with their approval of the merger of the two companies on August 20, 2007, and was subsequently amended by our Board of Directors.

Medical Expense Reimbursement Plan

The Medical Expense Reimbursement Plan (“MERP”) is a plan made available to certain of our executive officers that supplements the standard medical and dental benefit plans available to all our employees. During 2008, the MERP provided for reimbursement, in an amount up to $10,000, of certain out-of-pocket medical costs incurred by the executive or his dependents that were not covered by our standard medical and dental plans.

Perquisites

We made what we believe were limited use of perquisites during 2008. A taxable benefit of tax preparation and planning services was made available to certain of our executive officers. The health care and insurance coverage provided to our executives was the same as that provided to all active employees with the exception of the MERP, which provided for additional medical, dental, and vision benefits to certain of our executive officers during 2008. In addition, we have agreed that Mr. Snider and his spouse will be entitled to continue to participate at no cost in our medical benefit plan following his retirement, provided he remains our active employee until the time of his retirement. The Compensation Committee established a policy in early 2009 that tax gross-ups will no longer be provided on income attributable to change of control agreements entered into in the future or executive or director perquisites.

Chief Executive Officer Compensation

Base Salary

In accordance with our overall philosophy and practice to provide generally for 4% base salary increases from 2007 to 2008, and based on a written performance evaluation conducted by the Board of Directors in February 2008, the Compensation Committee increased Mr. Snider’s annual base salary by 4.8% to $600,000, effective April 1, 2008. As described above in the section entitled “— How Our Compensation Committee Determines Executive Compensation — Base Salaries,” the Compensation Committee determined to suspend annual salary increases in 2009, including those for Mr. Snider and the other executive officers.

Annual Performance-Based Incentive Compensation

In reviewing Mr. Snider’s performance during 2008, the Compensation Committee considered his impact on continued merger integration efforts and, in light of the expectation that Mr. Danner will assume the role of Chief Executive Officer upon Mr. Snider’s planned retirement by June 30, 2009, the Compensation Committee also considered Mr. Snider’s efforts to begin the transition of duties to Mr. Danner in late 2008. Based on the foregoing factors and in the sole discretion of the Compensation Committee, it determined to make no individual adjustment with respect to Mr. Snider’s APPP award for 2008. As described above in the section entitled “— How Our Compensation Committee Determines Executive Compensation — Annual Performance-Based Incentive Compensation,” the Compensation Committee made adjustments to the weightings of the incentive measures to better reflect the relative importance of each of these measures in 2008, which resulted in a reduced payout to Mr. Snider, from approximately 62% of his base salary to approximately 59% of his base salary, of $352,800.

The Compensation Committee has determined that Mr. Snider will participate in the Incentive Program for 2009, as discussed above in the section entitled “— Annual Performance-Based Incentive Compensation — 2009,” although the amount of his award under the Incentive Program will be prorated for the period from January 1, 2009 through the date of his planned retirement by June 30, 2009 (the “Employment Period”). Mr. Snider may elect to be paid his award either upon his retirement or in March 2010 concurrently with the payment of awards to the other Named Executive Officers. With respect to Company performance, the amount of Mr. Snider’s award will be determined by the Compensation Committee in its sole discretion, based on the Compensation Committee’s assessment of our performance for (i) the Employment Period, if Mr. Snider elects to be paid his award upon his retirement, or (ii) the year ending December 31, 2009, if Mr. Snider elects to be paid his award in March 2010. With respect to individual performance, the amount of Mr. Snider’s award will be determined by the Compensation Committee in its sole discretion, based on the Compensation Committee’s evaluation of Mr. Snider’s individual performance during the Employment Period.

Long-Term Incentive Award

Our Compensation Committee considered it in the best interests of our company and our stockholders to emphasize long-term incentives as a key component of Mr. Snider’s total compensation in 2008. To recognize the importance of Mr. Snider’s role in the continued successful integration during 2008 of Hanover and Universal, our Compensation Committee approved on March 4, 2008, the following LTI Awards for Mr. Snider:

•	A grant of 20,060 shares of restricted stock, which represented approximately 45% of the total grant date value of Mr. Snider’s 2008 LTI Award.

•	A grant of 1,485 incentive stock options and 52,725 nonqualified options to purchase our common stock, which collectively represented approximately 45% of the total grant date value of Mr. Snider’s 2008 LTI Award.

In addition, the compensation committee of the board of directors of Exterran GP LLC, on behalf of the general partner of the Partnership, approved on March 4, 2008 the following LTI Award for Mr. Snider under the Partnership Plan:

•	A grant of 9,310 phantom units with DERs, which represented approximately 10% of the total grant date value of Mr. Snider’s 2008 LTI Award. The phantom units are payable in units or cash upon vesting. The tandem DERs are payable in cash upon vesting.

The size and type of awards provided to Mr. Snider, taken together with the other elements of his compensation, were determined by the Compensation Committee to be appropriate and were designed to encourage the achievement of our short and long-term business objectives, improved operating results and growth in stockholder value and to ensure a greater ownership stake in Exterran Holdings, thereby further aligning Mr. Snider’s interests with those of our stockholders. In addition, 50% of the aggregate amounts of these awards reflects the Compensation Committee’s intent to strengthen the equity-based incentive compensation element for Mr. Snider in light of the accelerated vesting of certain of his outstanding incentive-based equity awards in connection with the merger of Hanover and Universal in 2007.

In contemplation of Mr. Snider’s planned retirement as our Chief Executive Officer by June 30, 2009, and in recognition of his 18 years of service to us, in October 2008 the Compensation Committee approved amendments to each agreement pursuant to which Mr. Snider was granted options, restricted stock or Partnership unit appreciation rights (collectively, the “Exterran Award Agreements”) under the Universal

Compression Holdings, Inc. Incentive Stock Option Plan, the Universal Compression Holdings, Inc. Restricted Stock Plan for Executive Officers and the Stock Incentive Plan. The amendments provide that (a) each outstanding unvested option and share of restricted stock granted under the Exterran Award Agreements will vest in full upon Mr. Snider’s retirement date and (b) the exercise term of each option and unit appreciation right granted under the Exterran Award Agreements will be extended through its original term, as set forth in the applicable plan or Exterran Award Agreement.

Also in October 2008, the compensation committee of the board of directors of Exterran GP LLC, the managing general partner of the Partnership, approved amendments to each award agreement pursuant to which Mr. Snider was granted unit options or phantom units with DERs (collectively, the “Partnership Award Agreements”) under the Partnership Plan. The amendments provide that (a) each outstanding phantom unit granted under the Partnership Award Agreements will vest in full upon Mr. Snider’s retirement date and (b) the exercise term of each unit option granted under the Partnership Award Agreements will be extended through its original term, as set forth in the applicable Partnership Award Agreement.

As a result of these amendments, approximately $104,000 of expense for stock and phantom unit awards and approximately $472,000 of expense for option awards that would not otherwise have been recognized in 2008 was recognized and included in the Stock Awards and Option Awards columns, respectively, in the Summary Compensation Table following this CD&A.

As discussed above in the section entitled “How Our Compensation Committee Determines Executive Compensation — Long-Term Incentive Compensation — 2009,” on March 4, 2009, the Compensation Committee approved the 2009 LTI Awards to our executive officers, including the following LTI Awards to Mr. Snider:

•	A grant of 34,851 shares of restricted stock, which represented approximately 45% of the total grant date value of Mr. Snider’s 2009 LTI Award.

•	A grant of 93,185 options to purchase our common stock, which represented approximately 45% of the total grant date value of Mr. Snider’s 2009 LTI Award.

In addition, the compensation committee of the board of directors of Exterran GP LLC, as managing general partner of the Partnership, approved on March 4, 2009, the following LTI Award for Mr. Snider under the Partnership Plan:

•	A grant of 10,730 phantom units with DERs, which represented approximately 10% of the total grant date value of Mr. Snider’s 2009 LTI Award. The phantom units are payable in units or cash upon vesting. The tandem DERs are payable in cash upon vesting.

In discretion and in contemplation of Mr. Snider’s planned retirement as our Chief Executive Officer by June 30, 2009, the Compensation Committee adjusted the 2009 LTI Award for Mr. Snider to an aggregate grant date value that was approximately 42% of the aggregate grant date value of his 2008 LTI Award. In addition, in recognition of his 18 years of service to us, the Compensation Committee adopted award agreements for Mr. Snider that provide, with respect to his anticipated retirement, that (a) the outstanding unvested options and restricted shares granted on March 4, 2009 will vest in full upon Mr. Snider’s retirement date and (b) upon Mr. Snider’s retirement, the exercise term of each option granted on March 4, 2009, will be seven years from the date of grant. Also in connection with Mr. Snider’s 2009 LTI Award, Exterran GP LLC’s compensation committee adopted a separate award agreement for Mr. Snider that provides that each outstanding phantom unit granted on March 4, 2009 will vest in full upon Mr. Snider’s retirement date.

Change of Control Arrangements

Change of Control Provisions in Equity Plans

The Stock Incentive Plan provides for accelerated vesting of outstanding equity awards in the event of a change of control.

Change of Control Provisions in 401(k) Plans

The Exterran 401(k) Plan provides for accelerated vesting of all company matching contributions in the event of a change of control.

Hanover and Universal Change of Control Agreements

Prior to the merger, each of Hanover and Universal had entered into change of control agreements with certain of their respective executive officers and key members of management, including Messrs. Matusek and Mckay. The merger triggered a change of control under these agreements. For those executives and key employees whose employment with us terminated under certain circumstances within a year following the change of control, including Mr. Matusek, whose employment with us terminated on August 6, 2008, the appropriate payments have been made.

In July 2008, the Compensation Committee approved an amendment to Mr. Mckay’s change of control agreement to extend the term through August 20, 2009. A more specific description of the terms of Mr. Mckay’s change of control agreement, together with an estimate of the payout in connection with such agreement, assuming a change of control and “qualifying termination,” is provided in this Proxy Statement on page 38.

Exterran Change of Control Agreements

We have entered into change of control agreements with each of our Named Executive Officers other than Messrs. Matusek and Mckay (the “Exterran change of control agreements”). Our Compensation Committee considers the provision of change of control agreements for our executive officers to be a customary part of executive compensation and, therefore, necessary to attracting and retaining executive talent. Our change of control agreements provide for continued employment of the applicable executive for a period of time following a qualifying change of control and are designed to ensure continuity of management in such event.

The Exterran change of control agreements generally provide that if the executive is terminated within 12 months after a change of control occurs, or if during that period the executive terminates his employment for “good reason,” as defined in the agreements, he will be entitled to a payment equal to a multiple of two times the executive’s annual base salary and target bonus (three times base salary and bonus, in the case of Messrs. Snider and Danner), will be provided health and welfare benefits for a number of years equaling the payment multiple, and will receive certain other forms of remuneration. A more specific description of the terms of the Exterran change of control agreements, together with an estimate of the payouts in connection with such agreements, assuming a change of control and “qualifying termination,” is provided in this Proxy Statement beginning on page 39.

Stock Ownership Requirements

We do not have any policy or guidelines that require specified ownership of our common stock by our executive officers or any stock retention guidelines applicable to equity-based awards granted to our directors or executive officers. Each of our directors is required to hold an amount of our common stock with a market value of at least five times his or her annual base retainer (which currently amounts to $250,000). Each director has three years from May 6, 2008 or, if later, the director’s date of election to the Board of Directors, to meet this stock ownership requirement. As of March 5, 2009, the Named Executive Officers (excluding Mr. Matusek) collectively held 59,198 shares of common stock, 1,282,018 stock options and 187,291 shares of restricted stock and restricted stock units.

Accounting Implications and Compensation Deduction Limitations

We accounted for equity compensation expense under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is earned.

Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer in any fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria including certain predetermined objective standards approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers is an important part of our responsibilities and benefits our stockholders. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

Conclusion

We believe that our executive compensation programs for 2008 were:

•	appropriate in amount;

•	appropriately applied to our Named Executive Officers; and

•	necessary to retain the executive officers who are essential to our continued development and success, to appropriately compensate those executive officers for their contributions and to enhance stockholder value.

INFORMATION REGARDING EXECUTIVE COMPENSATION

In the tables that follow, compensation paid and equity awards granted prior to August 20, 2007 were by Universal (in the case of Messrs. Snider, Danner, Anderson and Childers) or by Hanover (in the case of Messrs. Mckay and Matusek) pursuant to the executive’s employment with each respective company. Any compensation paid thereafter was in connection with each executive’s employment with Exterran.

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid during 2007 and 2008 to each of our Named Executive Officers.

									Non-Equity
									Incentive
					Stock		Option		Plan	All Other
			Salary	Bonus	Awards		Awards		Compensation	Compensation	Total
Name and Position	Year		($)	($)(1)(2)	($)(3)		($)(4)		($)(5)(6)	($)(7)	($)

Stephen A. Snider,	2008	(8)	592,710	—	1,072,071		1,026,014		352,800	71,694	3,115,289
Chief Executive Officer	2007		550,000	—	989,646	(9)	2,523,597	(9)	350,000	44,486	4,457,729
Ernie L. Danner,	2008	(10)	91,778	—	—		(80,377	)(11)	52,900	1,865,832	2,010,510
President and Chief Operating Officer	2007	(10)	241,673	—	989,425	(9)	776,433	(9)	—	35,226	2,042,757
J. Michael Anderson,	2008		346,367	160,000	413,323		169,461		146,100	36,275	1,271,526
Senior Vice President and Chief Financial Officer	2007		309,808	—	792,408	(9)	728,535	(9)	200,000	18,081	2,048,832
D. Bradley Childers,	2008		332,711	160,000	398,677		208,851		139,900	48,390	1,288,529
Senior Vice President	2007		300,000	—	736,095	(9)	640,334	(9)	200,000	25,489	1,901,918
Norman A. Mckay,	2008		347,690	310,000	309,729		72,478		102,900	146,071	1,288,868
Senior Vice President	2007		260,073	210,000	853,670	(12)	12,332	(12)	215,000	115,406	1,666,481
Brian A. Matusek,	2008	(13)	250,828	—	55,546		—		—	1,446,165	1,752,539
Former Senior Vice President and Chief Operating Officer	2007		331,944	180,000	1,143,917	(12)	63,808	(12)	360,000	8,022	2,087,691

(1)	After the proposed merger between Hanover and Universal was announced, during the first quarter of 2007, the boards of directors of Hanover and Universal approved the adoption of retention plans that were intended to provide select employees, including certain of our Named Executive Officers, with an incentive to continue employment in light of the pending merger between the two companies. The amounts included in this column for 2008 represent the cash payment of retention bonuses (i) on April 30, 2008 under the Universal Retention Bonus Plan for Messrs. Anderson and Childers and (ii) on March 31, 2008 under the Hanover Retention Plan for Mr. Mckay.

(2)	The amounts included in this column for 2007 represent the cash payment of a long-term incentive award at 100% of target payout earned in connection with Hanover’s Long-Term Incentive Program for a three year performance period commencing on January 1, 2005, which was governed by the terms of Hanover’s 2003 Stock Incentive Plan, the vesting of which accelerated upon consummation of the merger.

(3)	The amounts included in this column represent the compensation cost of (a) restricted shares of our common stock, awarded and recognized by us, and (b) phantom units with DERs, awarded and recognized by the Partnership, in each case as described in SFAS 123R. For a discussion of valuation assumptions, see Note 16 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the Grants of Plan-Based Awards for 2008 table below for more information regarding equity-based awards granted in 2008.

(4)	The amounts included in this column represent the compensation cost of (a) options to purchase our common stock, (b) options to purchase the Partnership’s common units, awarded and recognized by the Partnership, and (c) unit appreciation rights with respect to the Partnership’s common units, awarded and recognized by us, in each case as described in SFAS 123R. For a discussion of valuation assumptions, see Note 16 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2008. Please see the Grants of Plan-Based Awards for 2008 table below for more information regarding equity-based awards granted in 2008.

(5)	The amounts included in this column for 2008 represent cash payments made under the APPP, which covered the compensation measurement and performance year ended December 31, 2008, and which were paid during the first quarter of 2009.

(6)	The amounts included in this column for 2007 represent the following cash awards:

•	For Messrs. Snider, Anderson and Childers, a cash payment under Universal’s 2007 Officer Incentive Plan, which covered the compensation measurement and performance review year ended December 31, 2007, and which was paid during the first quarter of 2008; and

•	For Messrs. Mckay and Matusek:

•	a cash payment under Hanover’s 2007 Short-Term Incentive Program, which covered the compensation measurement and performance review year ended December 31, 2007, and which was paid during the first quarter of 2008; and

•	a cash bonus representing an additional 50% of target payout to supplement the payout (described in footnote (2) of this table) under Hanover’s Long-Term Incentive Program. This supplemental cash bonus was approved by Hanover’s compensation committee to partially correct the inequity created under the terms of Hanover’s 2003 Stock Incentive Plan, which limited the payout in the event of a change of control to 100% of target payout (despite expected actual performance at 200% of stated corporate performance objectives). The supplemental cash bonus was paid upon consummation of the merger of Hanover and Universal.

(7)	The amounts shown in this column for the year ended December 31, 2008 are attributable to the following:

		Deferred		Tax
		Compensation		Preparation
	401(k) Plan	Plan	Executive	and
	Matching	Matching	Medical	Planning
	Contribution	Contribution	Coverage	Services	Other		Total
Name	($)(a)	($)(b)	($)(c)	($)	($)		($)

Stephen A. Snider	8,050	22,186	6,402	18,900	16,156	(d)	71,694
Ernie L. Danner	2,423	—	6,402	7,100	1,849,907	(e)	1,865,832
J. Michael Anderson	8,050	2,431	6,402	—	19,392	(f)	36,275
D. Bradley Childers	3,269	15,367	6,402	5,500	17,852	(g)	48,390
Norman A. Mckay	7,750	—	—	—	138,321	(h)	146,071
Brian A. Matusek	8,050	—	6,402	—	1,431,713	(i)	1,446,165

(a)	Executives could contribute up to 25% of their salary to the Exterran 401(k) Plan. During 2008, we matched 100% of each executive’s contribution to a maximum of 1% of the executive’s annual eligible compensation, plus 50% of each executive’s contribution from 2% to a maximum of 6% of the executive’s annual eligible compensation. Both individual and matching contributions are subject to limits established by the IRS.

(b)	Eligible executive officers could contribute up to 100% of their base pay and/or bonus to the Deferred Compensation Plan, which we matched for 2008 to a maximum of 3.5% of the executive’s annual eligible compensation, less our matching contributions to the executive’s 401(k) account.

(c)	Represents premiums paid for medical coverage under the MERP.

(d)	Includes $16,156 for reimbursement of spousal expenses in connection with travel to Board and committee meetings held, and manufacturing facility tours conducted, in Dubai, UAE during 2008, and related tax gross-ups.

(e)	Includes $41,944 for meeting attendance fees and a pro-rated portion of the annual retainer for Mr. Danner’s service as a non-employee director from January 1, 2008 to the date of his employment by us and election as our President and Chief Operating Officer on October 8, 2008; $59,167 earned by Mr. Danner for consulting services he performed for us from January 1, 2008 to February 20,

2008; and $1,748,796 paid to Mr. Danner in connection with his change of control agreement with Universal and the termination of his employment with Universal in August 2007.

(f)	Includes $1,930 for reimbursement for an annual physical exam and $17,462 for reimbursement of spousal expenses in connection with travel to Board and committee meetings held, and manufacturing facility tours conducted, in Dubai, UAE during 2008, and related tax gross-ups.

(g)	Includes $17,852 for reimbursement of spousal expenses in connection with travel to Board and committee meetings held, and manufacturing facility tours conducted, in Dubai, UAE during 2008, and related tax gross-ups.

(h)	Represents Mr. Mckay’s annual expatriate benefits, including $8,400 for an expatriate hardship payment, $7,727 for an automobile allowance, $62,075 for a residential allowance, $7,483 for reimbursement of residential utilities, $40,158 for reimbursement of school tuition for Mr. Mckay’s children and $12,478 for a vacation travel allowance.

(i)	Includes $1,431,713 paid to Mr. Matusek in connection with his change of control agreement with Hanover upon termination of his employment with us in August 2008.

(8)	For additional information regarding Mr. Snider’s 2008 compensation, please see the section entitled “— Chief Executive Officer Compensation” in the CD&A, above.

(9)	These amounts also include shares of restricted stock and options to acquire our common stock that immediately vested on August 20, 2007, the effective date of the merger, awarded by Universal prior to the merger under the Universal Incentive Stock Option Plan and the Restricted Stock Plan for Executive Officers.

(10)	Mr. Danner was employed by Universal until August 20, 2007, the date of the merger, at which time his employment ceased; thus, the 2007 amounts shown for him represent his compensation for the period from January 1, 2007 through that date. Mr. Danner became employed by us again in October 2008; thus, the 2008 amounts shown for him represent his compensation for the period from October 8, 2008 through December 31, 2008, except that the amount shown in the “non-equity incentive plan compensation” column reflects Mr. Danner’s payout under the APPP, prorated for the period from October 2008, the month when he commenced service as our President and Chief Operating Officer, through December 31, 2008.

(11)	All unit appreciation rights with respect to the Partnership’s common units, awarded and recognized by us, were marked to market in accordance with SFAS 123R. This resulted in a negative aggregate number for Mr. Danner for 2008; this negative number has not been included in the “Total” column of this table.

(12)	These amounts also include shares of restricted stock and options to acquire our common stock that immediately vested on August 20, 2007, the effective date of the merger, awarded by Hanover prior to the merger under Hanover’s equity plans.

(13)	Mr. Matusek’s employment with us concluded August 6, 2008; thus, the 2008 amounts shown for him represent his compensation for the period from January 1, 2008 through August 6, 2008.

Grants of Plan-Based Awards for 2008

The following table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2008.

					All Other		All Other
					Stock		Option			Grant Date
					Awards:		Awards:		Exercise	Fair
					Number of		Number of		or Base	Value of
		Estimated Possible Payouts Under			Shares of		Securities		Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#)		(#)		($/SH)	($)(2)

Stephen A. Snider		300,000	600,000	1,200,000
	3/04/2008				20,060	(3)				1,350,038
	3/04/2008						54,210	(4)	67.30	1,023,485
	3/04/2008				9,310	(5)				299,968
Ernie L. Danner(6)		45,000	90,000	180,000
	10/08/2008						103,217	(7)	23.63	729,744
J. Michael Anderson		124,250	248,500	497,000
	3/04/2008				12,040	(3)				810,292
	3/04/2008						32,530	(4)	67.30	614,166
	3/04/2008				5,590	(5)				180,110
D. Bradley Childers		119,000	238,000	476,000
	3/04/2008				11,370	(3)				765,201
	3/04/2008						30,720	(4)	67.30	579,994
	3/04/2008				5,280	(5)				170,122
Norman A. Mckay		87,550	175,100	350,200
	3/04/2008				3,940	(3)				265,162
	3/04/2008						3,920	(4)	67.30	74,010
	7/29/2008				3,476	(8)				200,009
	7/29/2008						9,394	(9)	57.54	160,731
Brian A. Matusek(10)		—	—	—
	3/04/2008				12,040	(3)				810,292
	3/04/2008						32,530	(4)	67.30	614,166
	3/04/2008				5,590	(5)				180,110

(1)	The amounts in these columns reflect the range of potential payouts under the APPP. The actual payouts under the plan were determined and were paid in March 2009, as reflected in the Summary Compensation Table, above. The amounts shown for Mr. Danner reflect the range of his potential payout under the APPP, prorated for the period from October 2008, the month when he commenced service as our President and Chief Operating Officer, through December 31, 2008. The performance measures used in determining the payouts under the plan are described in the CD&A above.

(2)	The value of restricted stock and stock option awards on the grant date is based on SFAS 123R calculations.

(3)	Restricted stock awards were granted on March 4, 2008 under the Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which will vest upon his planned retirement by June 30, 2009), subject to accelerated vesting in the event of a change of control.

(4)	Stock options were granted on March 4, 2008 under the Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which will vest upon his planned retirement by June 30, 2009), subject to accelerated vesting in the event of a change of control.

(5)	Consists of phantom units with tandem DERs granted under the Partnership Plan that vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which will vest upon his planned retirement by June 30, 2009), subject to accelerated vesting in the event of a change of control.

(6)	Stock options were granted on October 8, 2008 under the Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period, subject to accelerated vesting in the event of a change of control.

(7)	Restricted stock awards were granted on July 29, 2008 under the Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period, subject to accelerated vesting in the event of a change of control.

(8)	Stock options were granted on July 29, 2008 under the Stock Incentive Plan and vest on each anniversary date of grant at the rate of one-third per year over a three-year period, subject to accelerated vesting in the event of a change of control.

(9)	Mr. Matusek was ineligible for a payout under the APPP due to concluding his employment with us in August 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information regarding equity awards and equity-based awards granted by Hanover, Universal and Exterran that were outstanding at December 31, 2008.

						Stock Awards
								Market
	Option Awards							Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying				Units of		Stock
	Unexercised	Unexercised		Option		Stock That		That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

Stephen A. Snider	145,306			21.30	2/19/2012
	130,000			43.39	3/3/2016
	30,000			38.15	3/9/2015
	97,024			33.60	4/20/2011
	31,675			30.07	4/30/2014
	90,523			31.65	12/11/2010
	12,883	25,768	(1)	75.27	6/12/2017
		85,714	(2)	25.94	12/31/2009
		85,714	(3)	25.94	12/31/2009
		54,210	(4)	67.30	3/04/2015
						34,282		730,206	(5)
						9,310	(6)	104,551	(7)
Ernie L. Danner	21,675			30.07	4/30/2014
	22,000			38.15	3/09/2015
	25,000			43.39	3/03/2016
		64,286	(2)	25.94	12/31/2009
		64,286	(3)	25.94	12/31/2009
		103,217	(4)	23.63	10/08/2015
						—		—
J. Michael Anderson	20,000			43.39	3/3/2016
	17,000			38.15	3/9/2015
	67,660			17.30	3/31/2013
	17,340			17.30	3/31/2013
	16,675			30.07	4/30/2014
	3,325			30.07	4/30/2014
	3,623	7,248	(1)	75.27	6/12/2017
		64,286	(2)	25.94	12/31/2009
		64,286	(3)	25.94	12/31/2009
		32,530	(4)	67.30	3/04/2015
						16,040		341,652	(5)
						5,590	(6)	62,776	(7)
D. Bradley Childers	20,000			43.39	3/3/2016
	17,000			38.15	3/9/2015
	19,016			16.71	3/10/2013
	5,984			16.71	3/10/2013
	16,675			30.07	4/30/2014
	3,325			30.07	4/30/2014
	24,238			19.03	9/3/2012
	14,182			19.03	9/3/2012
	3,623	7,248	(1)	75.27	6/12/2017
		42,857	(2)	25.94	12/31/2009
		42,857	(3)	25.94	12/31/2009
		30,720	(4)	67.30	3/04/2015
						15,370		327,381	(5)
						5,280	(6)	59,294	(7)

						Stock Awards
							Market
	Option Awards						Value of
	Number of	Number of				Number of	Shares or
	Securities	Securities				Shares or	Units of
	Underlying	Underlying				Units of	Stock
	Unexercised	Unexercised		Option		Stock That	That
	Options	Options		Exercise	Option	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Norman A. Mckay	4,225			36.86	7/08/2015
	1,239	2,476	(4)	78.25	8/20/2014
		3,920	(4)	67.30	3/04/2015
		9,394	(4)	57.54	7/29/2015
						13,333	283,993	(5)
Brian A. Matusek	—	—				—	—

(1)	Represents options to purchase our common stock, awarded under the Universal Incentive Stock Option Plan, that vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which will vest on his planned retirement from Exterran by June 30, 2009), with a term of 10 years following the date of grant.

(2)	Represents options to purchase the Partnership’s common units, awarded under the Partnership Plan, that vested in a lump sum on January 1, 2009, and terminate on December 31, 2009.

(3)	Represents unit appreciation rights payable in cash by us that vested in a lump sum on January 1, 2009, and terminate on December 31, 2009.

(4)	Represents options to purchase our common stock awarded under the Stock Incentive Plan that vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which will vest on his planned retirement from Exterran by June 30, 2009), with a term of seven years following the date of grant.

(5)	Based on the market closing price of our common stock on December 31, 2008 ($21.30).

(6)	Represents a grant of phantom units with tandem DERs under the Partnership Plan that vest on each anniversary date of grant at the rate of one-third per year over a three-year period (except for those of Mr. Snider, which will vest on his planned retirement from Exterran by June 30, 2009).

(7)	Based on the market closing price of the Partnership’s common units on December 31, 2008 ($11.23).

Option Exercises and Stock Vested for 2008

The following table provides additional information about the value realized by the Named Executive Officers on stock option exercises and stock award vesting during the year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Stephen A. Snider	29,015	1,453,506	7,111	502,819	(2)
Ernie L. Danner	44,347	1,792,135	—	—
J. Michael Anderson	—	—	2,000	141,420	(2)
D. Bradley Childers	—	—	2,000	141,420	(2)
Norman A. Mckay	—	—	2,960	202,643	(3)
Brian A. Matusek	7,352	97,244	2,427	176,953	(4)

(1)	Represents the aggregate dollar value realized upon the exercise of options to purchase our common stock.

(2)	Represents the number of shares vested multiplied by the closing market price of a share of our common stock on the date of vesting ($70.71).

(3)	Represents the number of shares vested multiplied by the closing market price of a share of our common stock on the date of vesting (2,427 shares at $72.91 and 533 shares at $48.20).

(4)	Represents the number of shares vested multiplied by the closing market price of a share of our common stock on the date of vesting ($72.91).

Nonqualified Deferred Compensation for 2008

The following table summarizes the Named Executive Officers’ compensation under our nonqualified deferred compensation plans for the year ended December 31, 2008.

		Company	Aggregate		Aggregate
	Executive	Contributions in	Earnings (Losses)	Aggregate	Balance at
	Contributions in	Last Fiscal	in Last	Withdrawals/	Last Fiscal
	Last Fiscal Year	Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)	($)	($)(3)

Stephen A. Snider	35,548	22,186	(1,100,693)	30,628	1,599,516
Ernie L. Danner	—	—	(7,612)	179,817	—
J. Michael Anderson	—	2,431	(77,232)	—	101,953
D. Bradley Childers	19,948	15,367	(54,630)	—	91,444
Norman A. Mckay	—	—	—	—	—
Brian A. Matusek	7,520	—	(1,645)	—	5,875

(1)	Amounts shown are also included in the “salary” and “bonus” columns of the Summary Compensation Table, above.

(2)	Amounts shown represent matching contributions to each Named Executive Officer’s Deferred Compensation Plan account earned in 2008 but paid in the first quarter of 2009; these amounts are also shown under “All Other Compensation” in the Summary Compensation Table, above.

(3)	Amounts shown represent the aggregate nonqualified deferred compensation plan balance for each Named Executive Officer at December 31, 2008, plus matching contributions earned in 2008 but paid in 2009.

Payments and Potential Payments upon Change of Control

Hanover Change of Control Agreements.  Prior to the merger, Hanover had entered into change of control agreements with certain of its executive officers and key members of management, including Messrs. Matusek and Mckay, entitling them to certain benefits in the event their employment was terminated within one year from the date of a change of control. The merger of Hanover and Universal on August 20, 2007, constituted a change of control under these change of control agreements. On August 6, 2008, Mr. Matusek’s employment terminated and the benefits under his change of control agreement were paid pursuant to such agreement; the cash payments provided thereunder are included in the Summary Compensation Table on page 31 of this Proxy Statement.

Mr. Mckay’s change of control agreement was amended in July 2008 to extend the term for an additional year. If Mr. Mckay’s employment with us is terminated without cause or if Mr. Mckay terminates his employment before August 20, 2009, then within five business days of such termination (provided, however, that to the extent he is a specified employee for purposes of Section 409A of the Code, payment of amounts subject to Section 409A will be delayed for six months from the date of termination), we will pay Mr. Mckay in a lump-sum cash payment the following:

•	Mr. Mckay’s earned but unpaid base salary through the date of termination plus his target bonus for the current year (prorated to the date of termination);

•	any earned but unpaid actual bonus for the prior year;

•	that portion of Mr. Mckay’s vacation pay accrued, but not used, for the current year to the date of termination;

•	the product of two times the sum of Mr. Mckay’s base salary and target bonus; and

•	amounts previously deferred by Mr. Mckay, if any, or earned but not paid, if any, under any incentive and nonqualified deferred compensation plans or programs as of the date of termination.

In addition, Mr. Mckay’s change of control agreement provides that we will pay him for health insurance premiums for a period of up to 18 months following his termination. If Mr. Mckay is terminated for “cause,” or he terminates his employment without “good reason,” we are not obligated to make any payments under his change of control agreement.

Assuming a termination of employment on December 31, 2008, and assuming a common stock value of $21.30 per share (the December 31, 2008 closing price), we estimate that Mr. Mckay would receive the following under his change of control agreement:

	Current	Base		Restricted
	Year	Salary and		Stock and
	Target	Target	Stock	Phantom	Benefits and
	Bonus	Bonus	Options	Units	Perquisites	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Norman A. Mckay	175,100	1,050,600	—	—	14,505	1,240,205

(1)	The amount included in this column is calculated by adding Mr. Mckay’s current base salary and target bonus and multiplying that sum by two, as specified in Mr. Mckay’s change of control agreement.

(2)	Options to purchase our common stock granted prior to February 5, 2007 became fully vested upon the change of control resulting from the merger of Hanover and Universal on August 20, 2007. Unvested options to purchase our common stock granted after February 5, 2007 would be forfeited upon termination of employment.

(3)	Restricted stock granted prior to February 5, 2007 became fully vested upon the change of control resulting from the merger of Hanover and Universal on August 20, 2007. Restricted stock and phantom units granted after February 5, 2007 would be forfeited upon termination of employment.

(4)	Health care benefits include the reimbursement of COBRA monthly premiums for an 18-month period as provided in Mr. Mckay’s change of control agreement. The calculation is based upon 2008 COBRA premiums.

Exterran Change of Control Agreements.  We have decided, as a policy matter, not to offer employment agreements to our executive officers. Certain of our executive officers, including Messrs. Snider, Danner, Anderson and Childers, have entered into change of control agreements with us. The change of control agreements are designed to aid in the retention of our executives and provide continuity of management in the event of any actual or potential change of control. Each such agreement provides that if, during the one-year period following a change of control (as that term is defined in the change of control agreements), the executive’s employment is terminated other than for cause, death or disability, or the executive terminates for good reason, then the executive will receive a lump sum in cash within 60 days after the date of termination (provided, however, that to the extent the executive is a specified employee for purposes of Section 409A of the Code, payment of amounts subject to Section 409A will be delayed for six months from the date of termination) the following:

•	an amount equal to the total of the executive’s earned but unpaid base salary through the date of termination, plus the executive’s target annual incentive bonus that would be payable to the executive for that year prorated to the date of termination, plus any earned but unpaid annual bonus for the prior year, plus any portion of the executive’s earned but unused vacation pay for that year;

•	an amount equal to two times (three times in the case of Messrs. Snider and Danner) the sum of the executive’s current annual base salary and the target annual incentive bonus award that would be payable to the executive for that year;

•	an amount equal to two times (three times in the case of Messrs. Snider and Danner) the executive’s basic and matching contributions credited to the executive under the Exterran 401(k) Plan and any other deferred compensation plan during the 12-month period immediately preceding the month of the executive’s date of termination, such amount being grossed up (other than with respect to Mr. Danner)

so that the amount the executive actually receives after payment of any federal or state taxes equals the amount described above; under the terms of his change of control agreement, Mr. Danner is not entitled to any such gross-up amount;

•	any amount previously deferred, or earned but not paid, by the executive under the incentive and nonqualified deferred compensation plans or programs as of the date of termination;

•	for a period of two years (three years in the case of Messrs. Snider and Danner) following the executive’s date of termination, we will provide company medical and welfare benefits to the executive and/or the executive’s family equal to those benefits that would have been provided to such executive if the executive’s employment had not been terminated; however, under the terms of a separate agreement with Mr. Snider, we have agreed that he and his spouse will be entitled to continue to participate at no cost in our medical benefit plan following his retirement, provided he remains our active employee until the time of his retirement;

•	all stock options, restricted stock, restricted stock units or other stock-based awards, and all common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards held by the executive that are not vested, will vest; and

•	in the event that any payment or distribution we make to or for the benefit of the executive would be subject to a federal excise tax, the executive (other than Mr. Danner) is entitled to receive an additional gross-up payment; under the terms of his change of control agreement, Mr. Danner is not entitled to receive any additional gross-up payment.

All payments to a Named Executive Officer under the change of control agreements would be made in exchange for a commitment from the executive to not (1) disclose our confidential information during the two-year period (a three-year period in the case of Messrs. Snider and Danner) following the termination of the executive’s employment, (2) employ or seek to employ any of our key employees or solicit or encourage any such key employee to terminate his or her employment with us during the two-year period (a three-year period in the case of Messrs. Snider and Danner) following the termination of the executive’s employment and (3) engage in a competitive business for a period of two years (three years in the case of Mr. Danner) following the executive’s termination.

Additionally, the Partnership Plan provides that, upon a change of control (defined in the Partnership Plan to include (1) any “person” or “group,” other than affiliates, becoming the beneficial owner of 50% or more of the voting power of our outstanding equity interests or those of the Partnership, (2) a person other than us, Exterran GP LLC or one of our affiliates becoming the general partner of the Partnership or (3) the sale or other disposition of all or substantially all of our assets or the assets of Exterran GP LLC or the Partnership), all awards of phantom units (including the related DERs) and unit options automatically vest and become payable or exercisable, as the case may be. The Partnership Plan does not require that the recipient of awards under the Partnership Plan have his or her employment with us or Exterran GP LLC terminate following such change of control in order for automatic vesting to occur. This feature was incorporated into the Partnership Plan and the awards under the Partnership Plan because it was consistent with the long-term incentive plans of other publicly-traded partnerships, reflecting their relatively unique situations as controlled publicly-traded entities with few of their own officers or employees.

Assuming the occurrence of a triggering event under the Exterran change of control agreements and the Partnership Plan on December 31, 2008, and assuming a common stock value of $21.30 per share and a Partnership common unit value of $11.23 per unit (the December 31, 2008 closing prices, respectively), we estimate that the following Named Executive Officers would receive the following benefits (excluding any tax gross-ups as provided in the change of control agreements with Messrs. Snider, Anderson and Childers; Mr. Danner’s change of control agreement does not provide for any such gross-ups):

					Partnership
					Unit
	Current	Base		Restricted	Awards and
	Year	Salary and		Stock and	Unit
	Target	Target	Stock	Phantom	Appreciation	Benefits and
	Bonus	Bonus	Options	Units	Rights	Perquisites	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Stephen A. Snider	600,000	3,600,000	—	846,977	—	190,737	5,237,714
Ernie L. Danner	360,000	2,430,000	—	—	—	139,275	2,929,275
J. Michael Anderson	248,500	1,207,000	—	411,765	—	78,396	1,945,661
D. Bradley Childers	238,000	1,156,000	—	393,605	—	76,610	1,864,215

(1)	The amounts included in this column are calculated by adding each Named Executive Officer’s current base salary and target bonus and multiplying that sum by two (three in the case of Messrs. Snider and Danner), as specified in each Named Executive Officer’s change of control agreement.

(2)	The amounts included in this column represent the value of options to purchase our common stock. All stock options become fully vested upon a change of control. The number of options currently unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End table above, and the value of such awards has been calculated using the market closing price of our common stock on December 31, 2008 ($21.30).

(3)	The amounts included in this column represent the value of restricted stock and Partnership phantom units (including the related DERs). Upon a change of control, all restricted shares and phantom units will fully vest and the restrictions will lapse. The number of restricted shares and phantom units that are unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End table above, and the value of such awards has been calculated using the market closing prices of our common stock ($21.30) and the Partnership’s common units ($11.23), respectively, on December 31, 2008, with the DERs accumulated through December 31, 2008 added to the phantom unit values.

(4)	The amounts included in this column represent the value of (a) options to purchase the Partnership’s common units and (b) unit appreciation rights (related to the Partnership’s common units) payable by us. The number of unit options and unit appreciation rights unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End table above, and the value of such awards has been calculated using the market closing price of the Partnership’s common units ($11.23) on December 31, 2008.

(5)	The amounts included in this column represent each Named Executive Officer’s right to the reimbursement of COBRA premiums, 401(k) match and Deferred Compensation Plan matching contributions for a two-year period (a three-year period in the case of Messrs. Snider and Danner).

Compensation of Directors

Our Compensation Committee is charged with responsibility for recommending non-employee director compensation to the full Board of Directors for approval. Remuneration for non-employee members of the Board is composed of cash and equity.

Cash Compensation.  Each director (other than Messrs. Snider and Hall) received a cash retainer in the annual amount of $30,000 (payable in four equal quarterly installments) prorated through May 6, 2008, at which time the Compensation Committee recommended and the Board approved an annual retainer of $50,000 (payable in four equal quarterly installments) (the “Base Retainer”). A prorated portion of the Base Retainer was paid to non-employee directors, other than Mr. Seaver, who was elected to the Board in October 2008, for the period from May 7, 2008 to December 31, 2008. Mr. Seaver received a prorated portion of the Base Retainer for the period from October 27, 2008 to December 31, 2008. The increase in the Base Retainer was based upon a review of non-employee director fees at a group of oilfield services companies and adjusted to the median of that group. In addition, the chairs of the Audit Committee and Compensation Committee each receive an annual retainer of $15,000 (payable in four equal quarterly installments) and the chair of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000 (payable in four equal quarterly installments). Each director (other than Messrs. Snider and Hall) also receives $1,500 per meeting attended. Directors are reimbursed for expenses incurred for attendance at the meetings of the Board and its committees.

Mr. Danner received the above-described meeting attendance fees and Base Retainer for his service as a non-employee director; his Base Retainer was prorated to the date of his employment with us and election as our President and Chief Operating Officer on October 8, 2008. Mr. Danner ceased to receive compensation as a non-employee director, including the Base Retainer and meeting attendance fees, as of that date.

Mr. Hall receives an annual retainer of $150,000 (payable in four equal quarterly installments) for his services as a director and Chairman of the Board. Mr. Hall does not receive fees for attendance at meetings.

Equity-Based Compensation.  On May 6, 2008, the Board approved a grant of restricted stock to each non-employee director (other than Mr. Seaver), valued at $150,000, based on the market closing price of our common stock on the date of grant and rounded to the nearest full share. The closing price of our common stock on the New York Stock Exchange on May 6, 2008 was $68.73 (which is the grant date fair value of the awards computed in accordance with SFAS 123R), resulting in a grant of 2,183 shares of restricted stock to each non-employee director. On October 27, 2008, the Board approved a grant of restricted stock to Mr. Seaver, in connection with his election to the Board, valued at $50,000, based on the market closing price of our common stock on the date of grant ($16.43) and rounded to the nearest full share, resulting in a grant of 3,043 shares of restricted stock to Mr. Seaver. The shares of restricted stock vest at the rate of one-third per year beginning on the first anniversary of the date of grant (subject to accelerated vesting upon a change of control). Within three years of the later of (i) May 6, 2008 and (ii) his or her election to the Board, each director is required to own an amount of our common stock that equals or exceeds five times the Base Retainer amount.

Director Stock and Deferral Plan.  Pursuant to our Director Stock and Deferral Plan, directors may elect to receive all or a portion of their cash remuneration in the form of our common stock. In addition, the directors are provided the opportunity to defer their cash remuneration under the plan.

Total Compensation.  Set forth below is a summary of the total compensation attributable to each non-employee director’s service on our board during 2008.

Total Non-Employee Director Compensation — 2008

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation	Total
Name	Cash ($)(1)	($)(2)	($)(2)	($)(3)	($)

Janet F. Clark	77,493	32,900	43,175	—	153,568
Ernie L. Danner(4)	41,944	—	(80,377)	—	41,944
Uriel E. Dutton	70,993	32,900	43,175	11,274	158,342
Gordon T. Hall	150,000	239,311	—	—	389,311
J.W.G. Honeybourne	69,993	32,900	43,175	—	146,068
John E. Jackson	56,493	32,900	16,858	9,824	106,251
William C. Pate	74,493	67,920	—	—	142,413
Stephen M. Pazuk	81,993	67,920	—	2,630	152,543
Christopher T. Seaver(5)	11,832	3,015	—	—	14,847

(1)	Fees earned by Ms. Clark and Mr. Pate were paid in the form of our common stock based on the closing market price at the end of each quarter (the date payable) pursuant to their participation in the Director Stock and Deferral Plan.

(2)	The amounts shown are based on the compensation cost we recognize as described in SFAS 123R relating to stock option awards and restricted stock awards. The actual value of such stock options and restricted stock ultimately realized by each director will vary based on fluctuations in the market price of our common stock. With respect to Mr. Danner, this negative amount is not included in the “total” column.

(3)	Represents the reimbursement of spousal travel expenses in connection with Board and committee meetings held, and manufacturing facility tours conducted, in Dubai, UAE in 2008.

(4)	The amounts shown for Mr. Danner reflect meeting attendance fees and a prorated portion of the annual retainer earned by him as a non-employee director during 2008 until his employment by us and election as our President and Chief Operating Officer on October 8, 2008; these amounts are also shown under “All Other Compensation” in the Summary Compensation Table, above. The shares of restricted stock granted to Mr. Danner as a non-employee director during 2008 were cancelled upon his employment by us and election as our President and Chief Operating Officer on October 8, 2008.

(5)	Mr. Seaver was elected to the Board on October 27, 2008.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the last completed fiscal year were Messrs. Honeybourne, Pate and Pazuk. There are no matters relating to interlocks or insider participation that we are required to report.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors

Stephen M. Pazuk, Chair
J.W.G. Honeybourne
William C. Pate

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transaction Policy

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

Transactions with Directors

Our Audit Committee reviewed and approved the following transaction (with Ms. Clark abstaining):

•	We engage in commercial business transactions with Marathon Oil Company, pursuant to which we provide equipment and services at market prices and pursuant to our standard terms and conditions. Ms. Clark, a member of our Board, serves as Executive Vice President and Chief Financial Officer of Marathon. During the twelve months ended December 31, 2008, we recorded revenue from sales to Marathon of approximately $14.2 million (which represents less than 1% of the 2008 revenue recorded by us and by Marathon). Although the Audit Committee does not believe that Ms. Clark has a direct or indirect material interest in these transactions and, as a result, these transactions do not meet the SEC’s disclosure requirements for related party transactions, the Audit Committee believes its consideration and disclosure of these transactions is appropriate.

Transactions with the Partnership

Distributions and Payments to the Partnership

We own (a) 6,325,000 subordinated units and 4,428,067 common units of the Partnership, which together constitute a 56% limited partner ownership interest in the aggregate outstanding common and subordinated units of the Partnership; and (b) 389,642 general partner units, which constitute the entire 2% general partner interest in the Partnership, resulting collectively in a 57% effective ownership interest in the Partnership. We are, therefore, a “related person” to the Partnership as such term is defined by the SEC.

The following summarizes the distributions and payments made or to be made to or by the Partnership to us, and the other unitholders, in connection with the formation, ongoing operation and any liquidation of the Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, were not the result of arm’s-length negotiations.

Distributions of available cash to the Partnership’s general partner and its affiliates	The Partnership will generally make cash distributions 98% to its unitholders on a pro rata basis, including us, as the holder of 6,325,000 subordinated units and 4,428,067 common units, and 2% to the Partnership’s general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.
For the year ended December 31, 2008, we received aggregate distributions of approximately $1.1 million on general partner units, including distributions on incentive distribution rights, $5.6 million on common units and $11.0 million on subordinated units. On February 13, 2009, we received a quarterly distribution with respect to the period from October 1, 2008 to December 31, 2008, of approximately $0.4 million on general partner units, including distributions on incentive distribution rights, $2.0 million on common units and $2.9 million on subordinated units.
Payments to the Partnership’s general partner and its affiliates	Subject to certain caps, the Partnership reimburses us for the payment of all direct and indirect expenses incurred on the Partnership’s behalf. For further information regarding the reimbursement of these expenses, please read the section titled “— Omnibus Agreement” below.
Withdrawal or removal of the Partnership’s general partner	If we withdraw or are removed in our general partner capacity, our general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.
Liquidation	Upon liquidation of the Partnership, the partners of the Partnership, including us, will be entitled to receive liquidating distributions according to their respective capital account balances.

Pursuant to the terms of our Omnibus Agreement with the Partnership (as described below), the Partnership reimburses us for (1) allocated expenses of operational personnel who perform services for the Partnership’s benefit, (2) direct costs incurred with operating and maintaining the Partnership’s assets and (3) its allocated selling, general and administrative expenses, subject to a cap. We do not receive any management fee or other compensation for management of the Partnership. Subject to certain caps, we are reimbursed for certain expenses incurred on the Partnership’s behalf. These expenses include all expenses necessary or appropriate to the conduct of the Partnership’s business and that are allocable to the Partnership, which we, in our general partner capacity, will determine in good faith, as provided in the Partnership’s partnership agreement. Except as provided in the Omnibus Agreement, there is no cap on the amount that may be paid or reimbursed by the Partnership to us for compensation or expenses incurred on the Partnership’s behalf.

July 2008 Contract Operations Acquisition

In July 2008, the Partnership acquired from us contract operations customer service agreements with 34 customers and a fleet of approximately 620 compressor units used to provide compression services under those agreements having a net book value of $133.9 million, net of accumulated depreciation of $16.5 million, and comprising approximately 254,000 horsepower, or 6% (by then available horsepower) of the combined U.S. contract operations business of the Partnership and us. In exchange, the Partnership assumed $175.3 million of debt from us and issued to us approximately 2.4 million common units and approximately 49,000 general partner units. Concurrent with that transaction, the Partnership borrowed $117.5 million under its term loan and $58.3 million under its revolving credit facility, which together were used to repay the debt assumed from us in the acquisition and to pay other costs incurred in the acquisition.

Omnibus Agreement

The Partnership entered into an Omnibus Agreement with us, the Partnership’s general partner and others, the terms of which are described below. The Omnibus Agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate upon a change of control or the removal or withdrawal of the Partnership’s general partner, and certain provisions will terminate upon a change of control of Exterran.

Non-competition

Under the Omnibus Agreement, subject to the provisions described below, we agreed not to offer or provide compression services in the United States to the Partnership’s contract operations services customers that are not also our contract operations service customers. Compression services are defined to include the provision of natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service and operating, maintenance, service, repairs or overhauls of compression equipment owned by third parties. In addition, under the Omnibus Agreement, the Partnership agreed not to offer or provide compression services to our domestic contract operations services customers that are not also contract operations service customers of the Partnership.

As a result of the merger between Hanover and Universal, at the time of execution of the Omnibus Agreement some of the Partnership customers were also our contract operations services customers, which we refer to as overlapping customers. We and the Partnership have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of execution of the Omnibus Agreement, which we refer to as a “Partnership site” or an “Exterran site.” After the date of the agreement, if an overlapping customer requests contract operations services at a Partnership site or an Exterran site, whether in addition to or in the replacement of the equipment existing at such site on the date of the agreement, the Partnership will be entitled to provide contract operations services if such overlapping customer is a Partnership overlapping customer (a “Partnership overlapping customer”) and we will be entitled to provide such contract operations services if such overlapping customer is an Exterran overlapping customer (an “Exterran overlapping customer”). Additionally, any additional contract operations services provided to a Partnership overlapping customer will be provided by the Partnership and any additional services provided to an Exterran overlapping customer will be provided by us.

We also have agreed that new customers for contract compression services (neither the Partnership’s customers nor our customers for U.S. contract compression services) are for the Partnership’s account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership’s form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with the Partnership, then we may provide compression services to the new customer. In the event that either the Partnership or we enter into a contract to provide compression services to a new customer, either the Partnership or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or us at the time of entry into the Omnibus Agreement.

The non-competition arrangements described above do not apply to:

•	the Partnership’s provision of contract compression services to a particular Exterran customer or customers, with our approval;

•	Our provision of contract compression services to a particular customer or customers of the Partnership, with the approval of the conflicts committee of the board of directors of Exterran GP LLC;

•	The Partnership’s purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to our contract compression services customers;

•	Our purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to the Partnership’s contract compression services customers;

•	Our ownership of the Partnership;

•	The Partnership’s acquisition, ownership and operation of any business that provides contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from the Partnership and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, the Partnership will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

•	Our acquisition, ownership and operation of any business that provides contract compression services to our contract operations services customers if the Partnership has been offered the opportunity to purchase the business for its fair market value from us and the Partnership declines to do so with the concurrence of the conflicts committee of the board of directors of Exterran GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to the Partnership’s customers that are also customers of the acquired business at the sites at which the Partnership is providing contract operations services to them at the time of the acquisition; or

•	A situation in which one of the Partnership’s customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of the Partnership and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Exterran GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and the Partnership of the business of providing contract operations services to each such customer or its applicable business, as applicable.

Unless the Omnibus Agreement is terminated earlier due to a change of control of the Partnership’s general partner or the removal or withdrawal of its general partner, or from a change of control of Exterran, the non-competition provisions of the Omnibus Agreement will terminate on August 20, 2010 or on the date on which a change of control of Exterran occurs, whichever event occurs first. If a change of control of Exterran occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership’s customers at the sites at which the Partnership is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, we have agreed to indemnify the Partnership until October 20, 2009 against certain potential environmental claims, losses and expenses associated with the operation of the Partnership’s assets and occurring before the closing date of the initial public offering. Our maximum liability for this indemnification obligation will not exceed $5 million and we will not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of the Partnership’s initial public offering. The Partnership has agreed to indemnify us against environmental liabilities related to the Partnership’s assets to the extent we are not required to indemnify the Partnership.

Additionally, we will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify us for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to our indemnification obligations. For the year ended December 31, 2008, there were no requests for indemnification by either party.

Purchase of New Compression Equipment by the Partnership

Pursuant to the Omnibus Agreement, the Partnership is permitted to purchase newly fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of us and the conflicts committee of the board of directors of Exterran GP LLC. For the year ended December 31, 2008, the Partnership purchased $9.8 million of new compression equipment from us.

Transfer of Compression Equipment with the Partnership

Pursuant to the Omnibus Agreement, in the event that we determine in good faith that there exists a need on the part of our contract operations services business or on the Partnership’s part to transfer compression equipment between us and the Partnership so as to fulfill the compression services obligations of either of us or the Partnership, such equipment may be so transferred if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it.

Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions will terminate in October 2009.

For the year ended December 31, 2008, the Partnership had revenue from us and cost of sales related to leases of compression equipment of $1.4 million and $8.1 million, respectively.

Reimbursement of Operating and Selling, General and Administrative Expenses

We provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering.

Costs incurred by us directly attributable to the Partnership are charged to the Partnership in full. Costs incurred by us that are indirectly attributable to the Partnership and our other operations are allocated among the Partnership and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue and horsepower. The compensation committee of the board of directors of Exterran GP LLC has determined that the allocation methodology used by us to allocate indirect costs to the Partnership is reasonable. Included in the Partnership’s selling, general and administrative expense for the year ended December 31, 2008 was $16.3 million of indirect costs incurred by Exterran.

We have agreed that, for a period that will terminate on December 31, 2009, the Partnership’s obligation to reimburse us for (1) any cost of sales that we incur in the operation of the Partnership’s business will be capped at an amount equal to $21.75 per operating horsepower (after taking into account any such costs the Partnership incurs and pays directly) on a quarterly basis; and (2) any selling, general and administrative costs allocated to the Partnership will be capped at $6.0 million per quarter (after taking into account any such costs the Partnership incurs and pays directly). These caps may be subject to increases in connection with expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses.

For the year ended December 31, 2008, the Partnership’s cost of sales exceeded the cap by $12.5 million and the Partnership’s selling, general and administrative expenses exceed the cap by $0.1 million. The excess amount over the cap is being accounted for by us as a capital contribution to the Partnership.

PROPOSAL 3

APPROVAL OF AMENDMENT NO. 1 TO THE
EXTERRAN HOLDINGS, INC. AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

Proposal

Our stockholders are asked to approve Amendment No. 1 to the Stock Incentive Plan. The Stock Incentive Plan initially received stockholder approval on August 20, 2007, and was amended and restated in October 2007. Our Board of Directors is recommending stockholder approval of Amendment No. 1 to the Stock Incentive Plan to increase the number of shares available for issuance under the Stock Incentive Plan by 2.0 million shares. If approved, the increase would result in an aggregate of 6.75 million shares available for issuance under the Stock Incentive Plan. No other changes to the Stock Incentive Plan are proposed. A copy of Amendment No. 1 to the Stock Incentive Plan is attached to this Proxy Statement as Annex A, and the discussion in this proposal is qualified in its entirety by the full text of Amendment No. 1.

The Stock Incentive Plan is a means to attract and retain highly qualified directors and employees with incentives that provide an opportunity to acquire and maintain stock ownership, thereby encouraging and rewarding individual performance that should improve operating results and enhance stockholder value. Accordingly, the Stock Incentive Plan provides for discretionary grants of incentive and non-qualified options, restricted stock, restricted stock units, stock appreciation rights and performance awards; each type of grant is referred to as an “award.”

Under the terms of the Stock Incentive Plan, we are required to obtain stockholder approval of an increase in the number of shares available for issuance. Currently, the Stock Incentive Plan provides for the issuance of 4.75 million shares of our common stock, and no awards in excess of this amount will be made unless the stockholders approve this proposal. As of March 5, 2009, which is subsequent to the grant of 2009 long-term incentive awards to directors, executives and other key employees, 586,641 shares remained available for grant under the Stock Incentive Plan as currently in effect. Awards under the Stock Incentive Plan are discretionary; therefore, no future awards are determinable at this time. Because certain of our directors and executive officers may be eligible to receive awards under the Stock Incentive Plan, such directors and executive officers may be considered to have an interest in this proposal.

Stockholder approval of Amendment No. 1 is required for listing of the additional shares of our common stock requested under the Stock Incentive Plan with the NYSE. In addition, stockholder approval is required so that future incentive stock options awarded under the Stock Incentive Plan will qualify under Section 422 of the Code and certain awards under the Stock Incentive Plan will qualify as performance-based compensation under Section 162(m) of the Code. If our stockholders approve Amendment No. 1, we intend to register the additional shares issuable pursuant to the Stock Incentive Plan under the Securities Act of 1933 as soon as practicable.

Rationale for Amendment

We and the Compensation Committee believe an increase in the number of shares available for issuance under the Stock Incentive Plan would provide us with a sufficient reserve of shares to support equity awards under the Stock Incentive Plan to attract, retain and motivate key employees essential to our long-term growth and success. Equity awards are a significant component of the compensation we pay to our employees and allow us to preserve available cash for other corporate uses. In light of the competition for experienced managers, engineers and other skilled employees, our Compensation Committee strongly believes that we must be able to grant meaningful equity awards broadly among our employees in order to attract and retain top talent and help provide for our long-term success, and that our ability to make these grants is in the best interests of our stockholders. Our Compensation Committee also believes that equity awards granted pursuant to the Stock Incentive Plan to non-employee directors similarly helps to attract and retain quality directors and align those directors’ financial interests with our success by promoting director ownership of our common stock.

The information that follows sets forth the number of equity awards outstanding under the Stock Incentive Plan, as well as equity awards outstanding under the legacy equity plans we assumed from Hanover and Universal prior to the merger. A summary of the terms of the Stock Incentive Plan is also provided on page 50 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR
APPROVAL OF AMENDMENT NO. 1 TO THE EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008, with respect to the compensation plans under which our common stock is authorized for issuance, aggregated as follows:

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders(1)	525,426	59.80	3,965,752
Equity compensation plans not approved by security holders(2)	—	—	95,358

Total	525,426	59.80	4,061,110

(1)	Comprised of the Stock Incentive Plan and the ESPP. In addition to the outstanding options, as of December 31, 2008 there were 96,899 restricted stock units outstanding, which upon vesting will be settled in the form of common stock, under the Stock Incentive Plan. For each share of common stock issuable in connection with the grant of a full value award (restricted stock and stock-settled restricted stock units), two shares are deducted from the total shares available for issuance under the Stock Incentive Plan.

(2)	Comprised of the Exterran Holdings, Inc. Directors’ Stock and Deferral Plan.

The table above does not include information with respect to equity plans we assumed from Hanover or Universal (the “Legacy Plans”). No additional grants may be made under the Legacy Plans.

The following equity grants are outstanding under Legacy Plans that were approved by security holders:

	Number of Shares
	Reserved for Issuance
	Upon the Exercise of	Weighted-
	Outstanding Stock	Average	Shares Available
	Options	Exercise Price	for Future Grants
Plan or Agreement Name	(#)	($)	(#)

Hanover Compressor Company 2001 Equity Incentive Plan	51,520	42.61	None
Hanover Compressor Company 2003 Stock Incentive Plan	138,247	36.08	None
Universal Compression Holdings, Inc. Incentive Stock Option Plan	1,291,001	35.22	None

In addition, there are 30,338 restricted stock units outstanding, which upon vesting will be settled in the form of common stock, granted under the Hanover Compressor Company 2006 Stock Incentive Plan.

The Legacy Plans for which security holder approval was not solicited or obtained and for which grants of stock options remain outstanding consist of the Hanover Compressor Company 1998 Stock Option Plan and the Hanover Compressor Company 1999 Stock Option Plan as set forth in the table below. These plans have the following material features: (1) awards were limited to stock options and were made, depending on the terms of each Legacy Plan, to officers, directors, employees, advisors and consultants; (2) unless otherwise set forth in any applicable stock option agreement and depending on the terms of each Legacy Plan, the stock options vest over a period of up to five years; (3) the term of the stock options granted under the Legacy Plans may not exceed 10 years; and (4) no additional grants may be made under these Legacy Plans.

	Number of Shares
	Reserved for Issuance
	Upon the Exercise of	Weighted-
	Outstanding Stock	Average	Shares Available
	Options	Exercise Price	for Future Grants
Plan or Agreement Name	(#)	($)	(#)

Hanover Compressor Company 1998 Stock Option Plan	13,302	44.76	None
Hanover Compressor Company 1999 Stock Option Plan	7,475	44.61	None

DESCRIPTION OF THE EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

Below is a summary of the Stock Incentive Plan, Amendment No. 1 to which you will be asked to approve at the 2009 Stockholders’ Meeting. A copy of the Stock Incentive Plan is attached to this Proxy Statement as Annex B, and this summary is qualified in its entirety by reference to the full text of the plan.

Number of Shares Subject to the Stock Incentive Plan and Award Limits

The maximum number of shares of common stock that is currently available for issuance under the Stock Incentive Plan is 4,750,000 shares; Amendment No. 1 would increase the number of shares available for issuance under the Stock Incentive Plan to 6,750,000 shares. Each share of common stock issued pursuant to an option or stock appreciation right will be counted against the aggregate share limitation of the plan as one share, and each share of common stock issued pursuant to restricted stock or a restricted stock unit will be counted against the aggregate share limitation of the plan as two shares. If awards under the Stock Incentive Plan expire or are cancelled, forfeited, settled in cash or otherwise terminated without issuing the underlying shares of common stock, such shares will again become available for future awards under the Stock Incentive Plan. Further, if issued but unvested shares of restricted stock are forfeited, such shares will again become available for future awards under the Stock Incentive Plan. Shares of common stock withheld to satisfy tax withholding obligations or to pay the exercise price of an option will be counted against the above-referenced limit and will not become available for future grants under the Stock Incentive Plan. The maximum number of shares of common stock that may be subject to awards granted to any one individual during any twelve-month period may not exceed 500,000 shares. The maximum amount of cash compensation that may be paid under awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted to any one individual during any twelve-month period may not exceed $5,000,000.

Administration

The Stock Incentive Plan is administered by our Compensation Committee, which has full authority, subject to the terms of the Stock Incentive Plan, to make all determinations necessary or advisable for administering the Stock Incentive Plan. The Compensation Committee has delegated to the Chief Executive Officer the authority to grant awards, within the limits described under the section entitled “Compensation Discussion and Analysis — How Our Compensation Committee Determines Executive Compensation — Long-Term Incentive Compensation — 2009” of this Proxy Statement, to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934. The Compensation Committee may delegate to the Nominating and Corporate Governance Committee of the Board the authority to make non-discretionary (routine) awards to directors, including to determine which director shall receive an award, the time or times when such an award shall be made, the terms and conditions of such an award, the type of award that shall be made to a director, the number of shares subject to such an award, and the value of such an award; provided, however, that the Compensation Committee may not delegate its authority to grant discretionary (non-routine) awards to directors.

With respect to any director or employee who is resident outside of the United States, our Compensation Committee may amend or vary the terms of the Stock Incentive Plan to conform such terms to the requirements of local law and to meet the goals and objectives of the Stock Incentive Plan. In addition, our Compensation Committee may establish administrative rules and procedures to facilitate the operation of the Stock Incentive Plan in such non-U.S. jurisdictions. Our Compensation Committee may establish one or more sub-plans of the Stock Incentive Plan for these purposes.

Eligibility

Subject to any delegation of power as described in the section titled “— Administration” above, our Compensation Committee in its sole discretion may from time to time grant awards to any individual who, at the time of grant, is an employee or director.

Term of Stock Incentive Plan

The Stock Incentive Plan became effective on August 20, 2007, the date of shareholder approval. No awards may be granted under the Stock Incentive Plan after seven years from the effective date of the Stock Incentive Plan. The Stock Incentive Plan will remain in effect until all awards granted thereunder have been vested or forfeited and exercised or expired.

Options

Stock options entitle the participant to purchase shares of common stock at a price no less than the fair market value of the common stock on the date of grant. Options may be either incentive stock options or non-qualified stock options, provided that only employees may be granted incentive stock options and such options will be subject to the applicable restrictions on such type of option. The award notice may specify that the option price is payable (a) in cash; (b) by a check acceptable to Exterran; (c) by the delivery of a number of already-owned shares of the common stock having a fair market value equal to such option price, provided such shares have been owned for more than six months by the participant; (d) by execution of a “cashless broker exercise;” or (e) any combination of the foregoing. No stock option may be exercised more than seven years from the date of grant or such shorter period, if any, as may be determined by our Compensation Committee. Each grant may specify a period of continuous employment or service with us that is necessary before the stock option or any portion thereof will become exercisable.

Restricted Stock

Restricted stock awarded under the Stock Incentive Plan results in the immediate transfer of stock, subject to certain restrictions by Exterran, to the participant. The participant is immediately entitled to voting, dividend and other ownership rights in such shares, except that: (a) Exterran will retain custody of the restricted stock until the restrictions have expired; (b) the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted stock until the restrictions have expired; and (c) a breach of the terms and conditions established by our Compensation Committee pursuant to the award notice will cause a forfeiture of the restricted stock. For restrictions to lapse, one or more of the following conditions must be met, as determined by our Compensation Committee: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock may have different restrictions as established in the sole discretion of our Compensation Committee.

Restricted Stock Units

Restricted stock units will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the restricted stock units under certain circumstances, and any other restrictions determined by our Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each grant of restricted stock units may have different restrictions as established in the sole discretion of our Compensation Committee. The participant will not be entitled to vote the shares of common stock underlying the restricted stock units or enjoy any other stockholder rights unless and until the restrictions have lapsed and the shares have been registered in the participant’s name. Upon the lapse of the restrictions described in the award notice, the participant will then receive the shares of stock or will receive a payment equal to the fair market value of the shares of common stock underlying the restricted stock units on the vesting date, less applicable withholding. Settlement of restricted stock units may be in the form of shares of common stock, cash, other equity compensation, or a combination thereof, as determined by our Compensation Committee.

Stock Appreciation Rights

Stock appreciation rights will be subject to a restriction on disposition by the participant and an obligation of the participant to forfeit the stock appreciation rights under certain circumstances, and any other restrictions determined by our Compensation Committee, in its sole discretion, on the date of grant; provided, however, that such restrictions will lapse upon: (a) the attainment of one or more performance measures; (b) the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time; (c) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (d) a combination of any of the foregoing. Each award of stock appreciation rights may have different restrictions as established in the sole discretion of our Compensation Committee.

The exercise price of the stock appreciation rights will not be less than the fair market value of the shares of common stock underlying the stock appreciation rights on the date of grant. Upon exercise of the stock appreciation rights, the participant will then be entitled to receive payment in an amount equal to: (a) the difference between the fair market value of the underlying shares of common stock subject to the stock appreciation rights on the date of exercise and the exercise price; times (b) the number of shares of common stock with respect to which the stock appreciation rights are exercised; less (c) any applicable withholding taxes. Settlement of stock appreciation rights may be in the form of shares of common stock or cash, or a combination thereof, as determined by our Compensation Committee.

Performance Awards

Our Compensation Committee will establish, with respect to and at the time of each performance award, the maximum value of the performance award and the performance period over which the performance applicable to the performance award will be measured. A performance award will be contingent upon future performance of Exterran or any affiliate, or a division or department of Exterran or any affiliate thereof during the performance period. With respect to any performance award intended to qualify as performance-based compensation under Section 162(m) of the Code, our Compensation Committee will establish the performance measures applicable to such performance either (a) prior to the beginning of the performance period or (b) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The vesting of the performance award will be based upon the participant’s continued employment with us and our affiliates or continued service as a director for a specified period of time and (a) the attainment of one or more performance measures; (b) the occurrence of any event or the satisfaction of any other condition specified by our Compensation Committee in its sole discretion; or (c) a combination of any of the foregoing. Following the end of the performance period, the holder of a performance award will be entitled to receive payment of an amount not exceeding the maximum value of the performance award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by our Compensation Committee. Payment of a performance award may be made in cash, common stock, stock options or other equity compensation, or a combination thereof, as determined by our Compensation Committee. If a performance award covering shares of common stock is to be paid in cash, such payment will be based on the fair market value of a share of common stock on the payment date.

Acceleration of Vesting

If a participant’s termination of service is due to his or her death or Disability, as defined in the Stock Incentive Plan, all then outstanding awards will immediately vest in full and all restrictions applicable to such awards will terminate as of such date with all performance criteria, if any, applicable to such awards deemed met at 100% of target. Upon a participant’s retirement, all stock options then outstanding will immediately vest in full. Our Compensation Committee may, in its discretion and as of a date it determines, fully vest any portion or all of a participant’s awards under the Stock Incentive Plan (other than awards designed to meet the exception for performance-based compensation under Section 162(m) of the Code).

Vesting Restrictions

Notwithstanding any provision of the Stock Incentive Plan to the contrary (other than accelerated vesting in the event of a Participant’s Termination of Service due to death, Disability or Retirement or due to a Corporate Change, each as defined in the Stock Incentive Plan), the following additional vesting restrictions shall be applied to restricted stock and restricted stock units (“Full Value Awards”):

•	where the vesting or the right to payment of a Full Value Award is based solely on a Participant’s continued employment with the Company, such Full Value Award shall have a minimum vesting period of three years from the date of grant with no more than one-third of such Full Value Award vesting in any twelve month period; and

•	where the vesting or the right to payment of a Full Value Award is based upon the attainment of one or more Performance Measures, such Full Value Award shall have a minimum vesting period of one year from the date of grant.

The Compensation Committee may, in its discretion, grant a waiver of these restrictions; provided, however, that such waiver does not result in a violation of Section 409A of the Code and that the number of shares of common stock underlying Full Value Awards for which waivers have been granted do not exceed in the aggregate 10% of the common stock authorized to be issued under the Stock Incentive Plan.

Adjustments and Corporate Change

If there is any change in the common stock by reason of a stock split, consolidation, stock dividend, recapitalization, reorganization, merger, spin-off, exchange of shares or other similar event or any distribution to the holders of common stock other than a regular cash dividend, our Compensation Committee has the authority to adjust or substitute the number of or class of shares which may be issued under the Stock Incentive Plan and further adjust or substitute the number, class, price or terms of the shares underlying any outstanding awards as it deems appropriate.

In the event of a corporate change, including (but not limited to) a merger, consolidation, or reorganization of Exterran or the sale, lease or other disposition of all or substantially all of the assets of Exterran and its subsidiaries, taken as a whole (other than to an entity wholly owned, either directly or indirectly, by Exterran), any outstanding performance awards under the Stock Incentive Plan will become fully vested and immediately exercisable or payable at such percentage of their respective target levels determined by our Compensation Committee.

Amendments

Our Board of Directors in its discretion may terminate the Stock Incentive Plan (except with respect to awards that are then outstanding) at any time except that it may not, without approval of the stockholders, increase the maximum number of shares issuable (except to reflect changes in capitalization as discussed above), change the class of individuals eligible to receive awards, or amend any outstanding award notice to lower the exercise price or replace any outstanding award with an award having a lower exercise price.

Federal Income Tax Aspects of the Stock Incentive Plan

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Stock Incentive Plan based on U.S. federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances.

Non-Qualified Options

Non-qualified options granted under the Stock Incentive Plan will not be taxable to a participant at grant, but generally will result in taxation at exercise. At such time, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the exercise date. We will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options

Generally, a participant will not recognize ordinary income at the time of grant or exercise of an incentive stock option so long as he or she has been an employee of us or our U.S. affiliates from the date the incentive stock option was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the participant’s alternative minimum tax in the year of exercise. If the participant holds the shares of common stock received on exercise of an incentive stock option for one year after the date of exercise and for two years from the date of grant, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the participant. If the participant exercises an incentive stock option and satisfies these holding period requirements, we may not deduct any amount in connection with the incentive stock option.

If a participant exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one-year and two-year holding periods described in the previous paragraph, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-term or short-term capital gain (as applicable). If, however, the amount realized on the disposition on the date of the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the participant will recognize ordinary income equal to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, we will be entitled to deduct an amount equal to the amount constituting ordinary income to the participant in the year of the disqualifying disposition.

Restricted Stock

In general, a participant who receives a restricted stock award will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the first taxable year that the participant’s interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to a substantial risk of forfeiture. The amount of taxable ordinary income is equal to the fair market value of the shares less the amount (if any) paid for the shares. In certain circumstances, a participant may elect to recognize taxable income at the time of grant in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) at the time of grant. We will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Restricted Stock Units

In general, a participant who receives an award of restricted stock units will not recognize taxable income at the time of grant. Instead, a participant will recognize taxable ordinary income in the year in which the participant becomes vested in the restricted stock units. The taxable amount will equal the fair market value of the shares issued to the participant (or the amount of cash paid to the participant where the restricted stock units are settled in cash). We will be entitled to a compensation expense deduction equal to the ordinary income recognized by the participant in the taxable year in which the participant recognizes such taxable income.

Stock Appreciation Rights

There are no tax consequences to a participant upon the grant or vesting of SARs. Upon exercise, the participant will recognize as compensation income the fair market value of the shares of common stock or the cash received, as the case may be. We will be entitled to deduct the same amount as a business expense in the year of exercise.

Performance Awards

An individual who has been granted a performance award will not be taxable at the time of grant, but will be taxable on the fair market value of the shares of common stock, or cash, as the case may be, at the time the award becomes vested and is paid to the participant. Generally, we will be entitled to deduct as a business expense the amount the participant includes as income in the year of payment.

Section 162(m) of the Code

Section 162(m) of the Code, in general, precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its three other highest-paid officers, excluding its chief financial officer. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, our ability to deduct compensation generated in connection with the exercise of options and stock appreciation rights granted under the Stock Incentive Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation generated in connection with other types of awards granted under the Stock Incentive Plan generally should not be limited by Section 162(m) of the Code provided the vesting of such awards are based solely on the achievement of performance goals established for such grants. The Stock Incentive Plan is not qualified under Section 401(a) of the Code.

Deferred Compensation

Any deferred compensation arrangement, must satisfy the form and operation requirements of Section 409A of the Code to avoid adverse tax consequences to participants. These requirements include limitations on election timing, acceleration of payments and the timing of distributions. We intend to structure any awards under the Stock Incentive Plan in a manner that is designed to be exempt from or comply with Section 409A.

Miscellaneous

Awards will not be transferable except (i) by will or the laws of descent and distribution, (ii) a qualified domestic relations order, or (iii) if vested, with the consent of our Compensation Committee, provided that any such transfer is permitted under the applicable securities laws. Based upon current law and published interpretations, we do not believe that the Stock Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

GENERAL INFORMATION

2010 Annual Meeting of Stockholders

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2010 annual meeting of stockholders must be received by our Secretary no later than November 25, 2009.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2010 annual meeting of stockholders on or after November 25, 2009 and no later than December 25, 2009 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

•	a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•	with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

•	include the name and address of the stockholder, the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

•	state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

•	update and supplement the required information 10 business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Annual Reports

Our 2008 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008. Please direct any such requests to the attention of the Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. Such document is also available at the SEC’s website, which can be found at http://www.sec.gov.

Annex A

AMENDMENT NO. 1
TO
AMENDED AND RESTATED
EXTERRAN HOLDINGS, INC.
2007 STOCK INCENTIVE PLAN

WHEREAS, Exterran Holdings, Inc., a Delaware corporation (the “Company”), has established and maintains the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Article XIII of the Plan, the Company has the right to amend the Plan at any time by action of the Board; provided, however, that the approval of stockholders of the Company is required to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of the date that the requisite approval of the stockholders of the Company has been obtained, as follows:

1 The first sentence in paragraph (a) in Article V of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 6,750,000 (all of which shares are available for issuance as Incentive Stock Options).”

2 The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, Exterran Holdings, Inc. has caused this Amendment No. 1 to be executed by its duly authorized officer as of this   day of          , 2009, but effective as set forth above.

A-1

Annex B

EXTERRAN HOLDINGS, INC.
AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

I. PURPOSE

The purpose of the EXTERRAN HOLDINGS, INC. 2007 STOCK INCENTIVE PLAN is to provide a means through which Exterran Holdings, Inc., a Delaware corporation, and its Affiliates may attract highly-qualified persons to serve as Directors or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals, whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as determined by the Committee in its sole discretion.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Award” means, individually or collectively, any Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Performance Awards granted under the terms of the Plan.

(c) “Award Notice” means a written notice setting forth the terms of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board, in the case of executive officers of the Company; (iv) willful misconduct as an Employee of the Company or an Affiliate; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Committee, in its sole discretion, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(g) “Committee” means the Committee defined in Paragraph IV(a) of the Plan.

(h) “Common Stock” means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(i) “Company” means Exterran Holdings, Inc., a Delaware corporation, or any successors thereto.

(j) “Corporate Change” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (iii) of this definition shall not constitute a Corporate Change; or

(ii) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets in such Corporate Transaction. Notwithstanding the foregoing, neither the sale, lease or other disposition of assets by the Company or its subsidiaries to Universal Compression Partners, L.P. or its subsidiaries or their successor nor the sale, lease or other disposition of any interest in Universal Compression Partners, L.P., its general partner or its subsidiaries or their successors shall, in and of itself, constitute a Corporate Change for purposes of this Plan.

(k) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law and who is serving on the Board on the date the Plan is adopted by the Board, or is subsequently elected to the Board, and is not an Employee.

(l) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(m) “Employee” means any person who is an employee of the Company or any Affiliate. If an entity ceases to be an Affiliate of the Company, a Participant employed by such entity shall be deemed to have terminated his employment with the Company and its Affiliates and shall cease to be an Employee under the Plan. For any and all purposes under the Plan, the term “Employee” shall exclude an individual hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible individual is subsequently determined to be an employee by any governmental or judicial authority. For purposes of any Award granted to a person residing outside of the United States, the Committee may revise the definition of “Employee” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Incentive Stock Option” means an Option granted under Paragraph VII of the Plan that is an incentive stock option within the meaning of Section 422 of the Code.

(p) “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Non-Qualified Option” means an Option granted under Paragraph VII of the Plan that is not an Incentive Stock Option.

(r) “Option” means an option to purchase shares of Common Stock granted under Paragraph VII of the Plan that may be either an Incentive Stock Option or a Non-Qualified Option.

(s) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(t) “Performance Award” means an opportunity for a Participant to earn additional compensation if certain Performance Measures or other criteria are met, as described in Paragraph XI of the Plan.

(u) “Performance Measure” means any performance objective established by the Committee in its sole discretion, including, but not limited to, one or more of the following:

(1) the price of a share of Common Stock;

(2) the Company’s earnings per share;

(3) the Company’s market share;

(4) the market share of a business unit of the Company designated by the Committee;

(5) the Company’s sales;

(6) the sales of a business unit of the Company designated by the Committee;

(7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee;

(8) the cash flow return on investment, cash value added, and/or working cash flow of the Company or any business unit of the Company designated by the Committee;

(9) the earnings before or after interest, leasing expense, taxes, depreciation, distributions on mandatorily redeemable preferred stock, and/or amortization of the Company or any business unit of the Company designated by the Committee;

(10) the economic value added;

(11) the return on stockholders’ equity achieved by the Company;

(12) the return on capital employed of the Company or any business unit of the Company designated by the Committee; or

(13) the total stockholders’ return achieved by the Company.

A Performance Measure may be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, for specified significant items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.

(v) “Plan” means the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan, as amended from time to time.

(w) “Restricted Stock” means Common Stock subject to certain restrictions, as described in Paragraph VIII of the Plan.

(x) “Restricted Stock Unit” means a promise to deliver a share of Common Stock, or the Fair Market Value of such share in cash, in the future if certain criteria are met, as described in Paragraph IX of the Plan.

(y) “Retirement” means a Termination of Service, other than due to Cause or death, on or after the Participant attains (i) age 65 or (ii) age 55 and with the written consent of the Committee. Notwithstanding the foregoing, with respect to a Participant residing outside of the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(z) “Stock Appreciation Right” means a right entitling the Participant to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the Fair Market Value of a share of Common Stock on the date of grant, as described in Paragraph X of the Plan.

(aa) “Termination of Service” means a Participant’s termination of employment, if an Employee, or a termination of service, if a Director, as the case may be. A Participant who is both an Employee and a Director shall not incur a Termination of Service until the Participant terminates both positions.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan, as amended and restated, shall become effective upon the date of its adoption by the Board. No further Awards may be granted under the Plan after 7 years from the effective date of the Plan. The Plan shall remain in effect until all Awards granted under the Plan have been exercised or expired or vested or forfeited.

The amendments made to the Exterran Holdings, Inc. 2007 Stock Incentive Plan pursuant to this amendment and restatement shall apply to all Awards granted under the Plan, including Awards made prior to the effective date of this amendment and restatement.

IV. ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee, if any, that may be designated by the Board to administer the Plan (the “Committee”); provided, however, that any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; provided, further, that Awards may be granted to individuals who are subject to Section 16(b) of the 1934 Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, further, that any Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Section l62(m) of the Code and regulations pursuant thereto.

(b) Powers.  Subject to Paragraph IV(d), and the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the terms and conditions of an Award, the type of Award that shall be made, the number of shares subject to an Award and the value of an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee, in its sole discretion, shall deem relevant.

(c) Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective notices provided hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the notice relating to each Award, including such terms, restrictions and provisions as shall be required in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any notice relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any determination or decision made by the Committee or its delegate (pursuant to Paragraph IV(d)) under the terms of the Plan shall be made in the sole discretion of the Committee or such delegate and shall be final and binding on all persons, including the Company and Participants, but subject to ratification by the Board if the Board so provides.

(d) Delegation of Powers.  Subject to Paragraph IV(a) above, the Committee may delegate to the Board or to the Chief Executive Officer or one or more other senior officers of the Company the authority to grant Awards to Employees who are not subject to Section 16(b) of the 1934 Act. Further, the Committee may delegate to the Governance Committee of the Board the authority to make non-discretionary (routine) Awards to Directors, including to determine which Director shall receive an Award, the time or times when such an Award shall be made, the terms and conditions of such an Award, the type of Award that shall be made to a Director, the number of shares subject to such an Award, and the value of such an Award; provided, however, that the Committee may not delegate its authority to grant discretionary (non-routine) awards to Directors. The Committee may delegate to the Chief Executive Officer or one or more other senior officers of the Company its administrative functions under this Plan with respect to the Awards. Any delegation described in this paragraph shall contain such limitations and restrictions as the Committee may provide and shall comply in all respects with the requirements of applicable law, including the Delaware General Corporation Law. The Committee may engage or authorize the engagement of a third party administrator or administrators to carry out administrative functions under the Plan.

No member of the Committee or officer of the Company or an Affiliate to whom the Committee has delegated authority in accordance with the provisions of Paragraph IV of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company or Affiliate in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e) Awards Outside of the United States.  With respect to any Participant or eligible Employee who is resident outside of the United States, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a) Shares Subject to the Plan.  Subject to adjustment as provided in Paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,750,000. The issuance of Common Stock under the Plan shall be counted against the overall number of shares available for delivery under a fungible reserve approach. Any Shares of Common Stock issued or reserved for issuance pursuant to Options or Stock Appreciation Rights shall be counted against the aggregate share limitation of the Plan as one share for every share subject thereto. Each Share of Common Stock issued pursuant to Restricted Stock or Restricted Stock Units shall be counted against the aggregate share limitation of the Plan as two shares for every share subject thereto. However, (a) if any Options or other stock-settled Awards are cancelled, expired, forfeited, settled in cash, or otherwise terminated without issuing the underlying shares of Common Stock to the Participant, such shares shall remain available for future grant under the Plan, and (b) if issued but unvested shares of Restricted Stock are forfeited, such shares shall become available for future grant under the Plan. Shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award that are withheld to satisfy tax withholding obligations or to pay the exercise price of an Option shall be counted against the aggregate limitation of the Plan as provided herein and shall not become available for future grant under the Plan.

(b) Share and Value Limitation on Individual Awards.  The maximum number of shares of Common Stock that may be issuable under Awards granted to any one individual during any twelve month period shall not exceed 500,000 shares of Common Stock (subject to adjustment in the manner as provided in Paragraph XII). In addition, the maximum amount of cash compensation that may be paid under Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code granted to any one individual during any twelve month period may not exceed $5,000,000. The limitations set forth in this paragraph are intended to permit certain awards under the Plan to constitute “performance-based” compensation for purposes of Section 162(m) of the Code.

(c) Stock Offered.  Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

(d) Vesting Restrictions.  Notwithstanding any provision of this Plan to the contrary (other than accelerated vesting in the event of a Participant’s Termination of Service due to death, Disability or Retirement or due to a Corporate Change), the following additional vesting restrictions shall be applied to Awards granted under VIII or IX (collectively, “Full Value Awards”):

(i) Where the vesting or the right to payment of a Full Value Award is based solely on the Participant’s continued employment with the Company, such Full Value Award shall have a minimum vesting period of three years from the date of grant with no more than one-third of such Full Value Award vesting in any twelve month period, and

(ii) Where the vesting or the right to payment of a Full Value Award is based upon the attainment of one or more Performance Measures, such Full Value Award shall have a minimum vesting period of one year from the date of grant.

The Committee may, in its discretion, grant a waiver of these restrictions at the date of grant or at any time during the vesting period; provided, however, that such waiver does not result in a violation of Code Section 409A and that the number of shares of Common Stock underlying Full Value Awards for which waivers have been granted do not exceed in the aggregate 10% of the Common Stock authorized to be issued under the Plan.

VI. ELIGIBILITY AND GRANT OF AWARDS

Subject to the delegation of power in Paragraph IV(d), the Committee, in its sole discretion, may from time to time grant Awards under the Plan as provided herein to any individual who, at the time of grant, is an Employee or a Director. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan. Awards may include Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards or any combination thereof. The Plan is discretionary in nature, and the grant of Awards by the Committee is voluntary and occasional. The Committee’s selection of an eligible Employee or Director to receive an Award in any year or at any time shall not require the Committee to select such Employee or Director to receive an Award in any other year or at any other time. The selection of an Employee or Director to receive one type of Award under the Plan does not require the Committee to select such Employee or Director to receive any other type of Award under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

VII. STOCK OPTIONS

(a) Option Types and Option Period.  Options may be in the form of Incentive Stock Options and/or Non-Qualified Options for eligible Employees (as described below), as determined by the Committee, in its sole discretion. Any Options granted to Directors shall be Non-Qualified Options. Except as otherwise provided in Subparagraph (c) below or such shorter term as may be provided in an Award Notice, each Option shall expire 7 years from its date of grant and, unless provided otherwise in the Award Notice, shall be subject to earlier termination as follows: Options, to the extent vested as of the date a Participant incurs a Termination of Service, may be exercised only within three months of such date, unless such Termination of Service results from (i) death, Retirement or Disability of the Participant, in which case all vested Options held by such Participant may be exercised by the Participant, the Participant’s legal representative, heir or devisee, as the case may be, within two years from the date of the Participant’s Termination of Service, or (ii) Cause, in which event all outstanding vested Options held by such Participant shall be automatically forfeited unexercised on such termination; provided, however, that notwithstanding the foregoing, no termination event described in (i) above shall extend the expiration date of an Option beyond the 7th anniversary of its date of grant or, such shorter period, if any, as may be provided in the Award Notice.

(b) Vesting.  Subject to the further provisions of the Plan, Options shall vest and become exercisable in accordance with such vesting schedule as the Committee may establish in its sole discretion, including vesting upon the satisfaction of one or more Performance Measures. A Participant may not exercise an Option except to the extent it has become vested. Unless otherwise provided in the Award Notice, all unvested Options shall automatically become fully vested upon a Participant’s Termination of Service due to his or her death, Disability or Retirement. Options that are not vested on a Participant’s Termination of Service shall automatically terminate and be cancelled unexercised on such date.

(c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock

Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Committee shall determine, in accordance with applicable provisions of the Code, any applicable treasury regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination is made. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Award Notice.  Each Option shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Award Notice may provide for the payment of the Option price, in whole or in part, by cash, a check acceptable to the Company, the delivery of a number of already-owned shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such Option price (provided such shares have been owned for more than six months by the Participant), a “cashless broker exercise” of the Option through any other procedures established or approved by the Committee with respect thereto, or any combination of the foregoing. Further, an Award Notice may provide, in the sole discretion of the Committee, for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the Option price therefor, on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

(e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof shall be exercised, and any applicable taxes shall be withheld, in accordance with such procedures as are established or approved by the Committee.

(f) Restrictions on Repricing of Options.  Except as provided in Paragraph XII, the Committee may not amend any outstanding Award Notice to lower the exercise price (or cancel and replace any outstanding Option with Options having a lower exercise price).

(g) Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased upon exercise of the Option and registered in the Participant’s name.

(h) Options in Substitution for Options Granted by Other Employers.  Options may be granted under the Plan from time to time or approved by the Committee or the Board in substitution of options held by individuals providing services to corporations or other entities who become Employees or Directors as result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK

(a) Restrictions to be Established by the Committee.  Restricted Stock shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each grant of Restricted Stock may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  Restricted Stock shall be registered in the name of the Participant. Unless provided otherwise in an Award Notice, the Participant shall have the right to receive dividends with respect to Restricted Stock, to vote Restricted Stock, and to enjoy all other stockholder rights, except that: (i) the Company shall retain custody of the Restricted Stock until the Restrictions have expired; (ii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the restrictions have expired; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Notice shall cause a forfeiture of the Restricted Stock. If a Participant’s Termination of Service is due to his or her death or Disability, all Awards of Restricted Stock of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment for Restricted Stock.  The Committee shall determine the amount and form of payment required from the Participant in exchange for a grant of Restricted Stock, if any, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Restricted Stock, except to the extent otherwise required by law.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all of a Participant’s Restricted Stock and, upon such vesting, all restrictions applicable to such Restricted Stock shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Participants and may vary among the Restricted Stock held by any individual Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock that has been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Each grant of Restricted Stock shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX. RESTRICTED STOCK UNITS

(a) Restrictions to be Established by the Committee.  Restricted Stock Units shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Restricted Stock Units under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Restricted Stock Units may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  The Participant shall not be entitled to vote the shares of Common Stock underlying the Restricted Stock Units or enjoy any other stockholder rights unless and until the restrictions have lapsed and such shares have been registered in the Participant’s name. If a Participant’s Termination of Service is due to his or her death or Disability, all Restricted Stock Units of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Restricted Stock Units shall terminate as of such date with all performance criteria, if any, applicable to such Restricted Stock Units deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in an Award Notice delivered in conjunction with the Award.

(c) Payment.  Upon the lapse of the restrictions described in the Award Notice, the Participant shall receive as soon as practicable payment equal to the Fair Market Value of the shares of Common Stock underlying the Restricted Stock Units on the vesting date, less applicable withholding. Payment shall be in the form of shares of Common Stock, cash, other equity compensation, or a combination thereof, as determined by the Committee. Any cash payment shall be made in a lump sum or in installments, as prescribed in the Award Notice. Payment shall be made no later than 2 1/2 months following the end of the year in which the Restricted Stock Units vest, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Units.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Restricted Stock Units and, upon such vesting, all restrictions applicable to such Restricted Stock Units shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Restricted Stock Units held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to Restricted Stock Units that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Restricted Stock Units shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

X. STOCK APPRECIATION RIGHTS

(a) Restrictions to be Established by the Committee.  Stock Appreciation Rights shall be subject to a restriction on disposition by the Participant and an obligation of the Participant to forfeit the Stock Appreciation Rights under certain circumstances, and any other restrictions determined by the Committee in its sole discretion on the date of grant; provided, however, that such restrictions shall lapse upon:

(i) the attainment of one or more Performance Measures;

(ii) the Participant’s continued employment with the Company and its Affiliates or continued service as a Director for a specified period of time;

(iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iv) a combination of any of the foregoing.

Each Award of Stock Appreciation Rights may have different restrictions as established in the sole discretion of the Committee.

(b) Other Terms and Conditions.  If a Participant’s Termination of Service is due to his or her death or Disability, all Stock Appreciation Rights of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date with all performance criteria, if any, applicable to such Stock Appreciation Rights deemed met at 100% of target. At the time of grant, the Committee may, in its sole discretion, establish additional terms, conditions or restrictions relating to the Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Award Notice delivered in conjunction with the Award.

(c) Exercise Price and Payment.  Subject to adjustment as provided in Paragraph XII, the exercise price of the Stock Appreciation Rights shall not be less than the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Rights on the date of grant. Upon the lapse of the restrictions described in the Award Notice, the Participant shall be entitled to exercise his or her Stock Appreciation Rights at any time up until the end of the period specified in the Award Notice. The Stock Appreciation Rights, or portion thereof, shall be exercised and any applicable taxes withheld, in accordance with such procedures as are established or approved by the Committee. Upon exercise of the Stock Appreciation Rights, the Participant shall be entitled to receive payment in an amount equal to: (i) the difference between the Fair Market Value of the underlying shares of Common Stock subject to the Stock Appreciation Rights on the date of exercise and the exercise price; times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised; less (iii) any applicable withholding taxes. Payment shall be made in the form of shares of Common Stock or cash, or a combination thereof, as determined by the Committee. Cash shall be paid in a lump sum payment and shall be based on the Fair Market Value of the underlying Common Stock on the exercise date.

(d) Committee’s Discretion to Accelerate Vesting of Stock Appreciation Rights.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any portion or all of a Participant’s Stock Appreciation Rights and, upon such vesting, all restrictions applicable to such Stock Appreciation Rights shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among Participants and may vary among the Stock Appreciation Rights held by any Participant. Notwithstanding the preceding provisions of this paragraph, the Committee may not take any action described in this Subparagraph with respect to any Stock Appreciation Rights that have been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code; provided, however, this prohibition shall not apply to an acceleration pursuant to Paragraph XII or due to death or Disability of the Participant.

(e) Award Notice.  Stock Appreciation Rights shall be evidenced by an Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XI. PERFORMANCE AWARDS

(a) Performance Period.  The Committee shall establish, with respect to and at the time of each Performance Award, the maximum value of the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Measures and Other Criteria.  A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, or a division or department of the Company or any Affiliate, during the performance period. With respect to Performance Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall establish the Performance Measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed. The Committee shall provide that the vesting of the Performance Award will be based upon the Participant’s continued employment with the Company or its Affiliates or continued service as a Director for a specified period of time and

(i) the attainment of one or more Performance Measures, or a combination thereof:

(ii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or

(iii) a combination of any of the foregoing.

The Committee, in its sole discretion, may also provide for an adjustable Performance Award value-based upon the level of achievement of Performance Measures.

(b) Vesting.  If a Participant’s Termination of Service is due to his or her death or Disability, all Performance Awards of such Participant then outstanding shall immediately vest in full and all restrictions applicable to such Awards shall terminate as of such date with all performance criteria, if any, applicable to such Awards deemed met at 100% of target.

(c) Award Criteria.  In determining the value of a Performance Award, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, total annual compensation and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period.

(d) Payment.  Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment as soon as practicable of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award may be made in cash, Common Stock, Options or other equity compensation, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed in the Award Notice. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of a share of Common Stock on the payment date. Payment shall be made no later than 2 1/2 months following the end of the year in which the Performance Award vests, unless payment is to be made in installments, in which case such installments shall comply with the rules under Section 409A of the Code.

(e) Award Notice.  Each Performance Award shall be evidenced by a Award Notice in such form and containing such provisions not inconsistent with the provisions of the Plan and under such terms as the Committee from time to time shall establish. The terms and provisions of the respective Award Notices need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Award Notice from time to time in any manner that is not inconsistent with the provisions of the Plan.

XII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  If, and whenever, prior to the expiration of an Award previously granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a dividend on Common Stock which is paid in the form of Company stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, shall be adjusted as follows: (i) in the event of an increase in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately increased, and the purchase price per share shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, the number shares of Common Stock subject to the Award shall be proportionately reduced, and the purchase price per share shall be proportionately increased, other than in the event of a Company-directed share repurchase program. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(c) Corporate Changes.  Except as otherwise specifically provided in an Award Notice, effective upon a Corporate Change (or at such earlier time as the Committee may provide), all Options then outstanding shall immediately become exercisable in full, all Restricted Stock shall vest in full and cease to be subject to any restrictions, all Restricted Stock Units shall vest in full and cease to be subject to any restrictions, any Stock Appreciation Rights shall immediately be exercisable in full, and all Awards, the payout of which is subject to Performance Measures, shall vest in full and become immediately payable at such levels as the Committee in its sole discretion shall determine. In addition, the Committee, acting in its sole discretion without the consent or approval of any Participant, may effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options, stock-settled Restricted Stock Units and stock-settled Stock Appreciation Rights held by such Participants as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each such Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the “Change of Control Value”) of the shares subject to such Awards over the exercise price(s), if any, under such Awards for such shares, or (ii) provide that the number and class of shares of Common Stock covered by such Awards shall be adjusted so that such Awards shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change of Control Value.  For the purposes of clause (i) in Subparagraph (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Awards being surrendered are exercisable or payable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, stock split, stock dividend, spin-off, exchange or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, which would have the effect of diluting or enlarging the rights of Participants, such Award and any notice evidencing such Award shall be subject to equitable or proportionate adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive. Such proportionate adjustments will be made for purposes of making sure that to the extent possible, the fair value of the Awards after the subdivision, consolidation or dividend is equal to the fair value before the change.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

XIII. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to any outstanding Award without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company (a) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, (b) amend or delete Paragraphs V(d) and VII(f), or (c) amend Paragraph XII to delete items (a) or (b).

XIV. MISCELLANEOUS

(a) No Right To An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or a Performance Award, or any other rights hereunder except as may be evidenced by an Award Notice, and then only to the extent and on the terms and conditions expressly set forth therein.

(b) Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes, including Section 409A of the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock or make payments; provided the Committee first determines in its sole discretion that the structure of such trusts or other arrangements shall not cause any change in the “unfunded” status of the Plan.

(c) No Employment/Membership Rights Conferred.  Nothing contained in the Plan or any Award shall (i) confer upon any Employee any right to continued employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right to service, or interfere in any way with the right of the Company to terminate his or her service at any time.

(d) Compliance with Securities Laws.  The Company shall not be obligated to issue any shares of Common Stock pursuant to an Award granted under the Plan at any time when the shares covered by such

Award have not been registered pursuant to applicable U.S. federal, state or non-U.S. securities laws, or, in the opinion of legal counsel for the Company, the issuance and sale of such shares is not covered under an applicable exemption from such registration requirements.

(e) No Fractional Shares.  No fractional shares of Common Stock nor cash in lieu of fractional shares of Common Stock shall be distributed or paid pursuant to an Award. For purposes of the foregoing, any fractional shares of Common Stock shall be rounded up to the nearest whole share.

(f) Tax Obligations; Withholding of Shares.  Except with respect to non-Employee Directors and as otherwise provided under the Plan, no later than the date as of which an amount first becomes includible in a Participant’s taxable income for U.S. federal, state, local or non-U.S. income or social insurance tax purposes with respect to an Award granted under the Plan, the Participant shall pay to the Company or the Affiliate employing the Participant, or make arrangements satisfactory to the Company or the Affiliate employing the Participant for the payment of any such income or social insurance taxes of any kind required by law to be withheld with respect to such taxable amount. Notwithstanding the foregoing, the Company and its Affiliates may, in its sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to the Participant pursuant to an Award to satisfy any such income or social insurance taxes of any kind required by law to be withheld, as may be necessary in the opinion of the Company or the Affiliate to satisfy all obligations for the payment of such taxes. For purposes of the foregoing, the Committee may establish such rules, regulations and procedures as it deems necessary or appropriate.

(g) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, regardless of whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Participant, representative of an Employee or Participant, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(h) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set as forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) if vested, with the consent of the Committee, in its sole discretion provided that any such transfer is permitted under the applicable securities laws. Notwithstanding the foregoing, Restricted Stock, once vested and free of any restrictions, may be transferred at will.

(i) Limitations Period.  Any Participant who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(j) Section 409A of the Code.  It is intended that any Awards under the Plan satisfy the requirements of Section 409A of the Code to avoid imposition of applicable taxes thereunder. Thus, notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or Award may be reformed by the Committee solely to the extent the Committee, in its sole discretion, determines is necessary to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

(k) Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

EXTERRAN HOLDINGS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held April 30, 2009
I hereby appoint Gordon T. Hall, Stephen A. Snider and Donald C. Wayne, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Exterran Holdings, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., local time, on April 30, 2009, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.
If you execute and return this proxy card, the proxies will vote your shares in the manner specified in this proxy card. If you execute and return this proxy card but do not specify the manner in which the proxies should vote your shares, the proxies will vote your shares FOR all the nominees for director and FOR the proposals described herein.
(Continued and to be signed on the reverse side.)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
April 30, 2009
PROXY VOTING INSTRUCTIONS
[FOR REGISTERED STOCKHOLDERS ONLY]
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON — You may vote your shares in person by attending the Annual Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

ANNUAL MEETING OF STOCKHOLDERS OF
EXTERRAN HOLDINGS, INC.
April 30, 2009
PROXY VOTING INSTRUCTIONS
[FOR NON-REGISTERED STOCKHOLDERS ONLY]
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card are available at
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THE NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” AMENDMENT NO 1 TO THE AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN.
1.	Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2010 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified
[FOR ALL NOMINEES]
[WITHHOLD AUTHORITY FOR ALL NOMINEES]
[FOR ALL EXCEPT (See instructions below)]

○	Janet F. Clark	○	John E. Jackson
○	Ernie L. Danner	○	William C. Pate
○	Uriel E. Dutton	○	Stephen M. Pazuk
○	Gordon T. Hall	○	Christopher T. Seaver
○	J.W.G. Honeybourne	○	Stephen A. Snider

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: •

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for 2009	[FOR]	[AGAINST]	[ABSTAIN]

3.	Approval of Amendment No. 1 to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan	[FOR]	[AGAINST]	[ABSTAIN]
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.
[ ]
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.
Mark here if you plan to attend the meeting.                    [     ]

Signature of Stockholder	Date	Signature of Stockholder	Date
Note: Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.